                                                Filed Pursuant to Rule 424(b)(2)
                                                      Registration No. 333-60474

PROSPECTUS SUPPLEMENT
(To prospectus dated June 14, 2001)
                                  $500,000,000

                         LEHMAN BROTHERS HOLDINGS INC.

               FLOATING RATE CONVERTIBLE NOTES DUE APRIL 1, 2022
-------------------------------------------------------------------------

    This is an offering by Lehman Brothers Holdings Inc. of $500,000,000 aggregate principal amount of its Floating Rate Convertible Notes due April 1, 2022 ("notes").

    The notes will be convertible, at your option, into shares of our common stock at a conversion price of approximately $96.10 per share, subject to adjustment as described elsewhere in this prospectus supplement, only in the following circumstances:

    - if the sale price of our common stock is above 125% of the conversion price measured over a specified number of trading days;

    - on or before April 1, 2017, if the ratio of the trading price of the notes to the conversion value of the notes is below 105% measured over a specified number of trading days;

    - during any period in which the credit ratings assigned to the notes by Moody's Investors Service, Inc., or Moody's, is lower than "Baa3" or by Standard & Poor's Rating Services, or Standard and Poor's, is lower than "BBB-", in which the credit rating assigned to the notes is suspended or withdrawn by either rating agency or in which neither agency continues to rate the notes or provide ratings services or coverage to us;

    - if the notes have been called for redemption; or

    - upon the occurrence of specified corporate transactions.

    The notes will bear interest at a per annum rate which will equal 3-month LIBOR, adjusted quarterly, minus a spread of 0.90% (which spread may be reset under certain circumstances described elsewhere in this prospectus supplement); notwithstanding any quarterly adjustments of the interest rate or resetting of the spread, the interest rate borne by the notes will never be less than zero. Interest on the notes will accrue from March 26, 2002. We will also pay contingent interest during any quarterly interest period following a quarterly interest period in which the average trading price of the notes is above specified levels. Interest on the notes is generally payable on January 1, April 1, July 1 and October 1 of each year, beginning on July 1, 2002. The notes will mature on April 1, 2022.

    The notes will be subject to special United States federal income tax rules. For a discussion of the special tax regulations governing contingent payment debt securities, see "Certain United States Federal Income Tax Considerations."

    We may redeem some or all of the notes on or after April 1, 2004.

    You may require us to repurchase all or a portion of your notes on April 1 of 2004, 2007, 2012 and 2017, in exchange for cash, common stock or a combination of cash and common stock, as we may elect (if we elect to pay all or a portion of the purchase price in common stock, it will be issued at the prevailing market price as described elsewhere in this prospectus supplement). You may also, subject to specified exceptions, require us to repurchase for cash all or a portion of your notes upon a change of control event.

    Our common stock is quoted on the New York Stock Exchange under the symbol "LEH." The last reported sale price of our common stock on March 21, 2002 was $64.52 per share.

    We have granted the underwriter an option to purchase, within 13 days of the original issuance, up to an additional $75,000,000 aggregate principal amount of notes solely to cover over-allotments.

    INVESTING IN THE NOTES INVOLVES RISKS. RISK FACTORS BEGIN ON PAGE S-7

                                                              PER NOTE      TOTAL
                                                              --------   ------------
Public offering price.......................................    100%     $500,000,000
Underwriting discount.......................................      2%     $ 10,000,000
Proceeds to Lehman Brothers Holdings Inc....................     98%     $490,000,000

    The underwriter expects to deliver the notes on or about March 26, 2002.

--------------------------------------------------------------------------------

                                LEHMAN BROTHERS

March 21, 2002

    YOU SHOULD RELY ONLY ON THE INFORMATION PROVIDED IN THIS PROSPECTUS SUPPLEMENT AND THE ATTACHED PROSPECTUS, AS WELL AS THE INFORMATION INCORPORATED BY REFERENCE. LEHMAN BROTHERS HOLDINGS HAS NOT AUTHORIZED ANYONE TO PROVIDE YOU WITH DIFFERENT INFORMATION. LEHMAN BROTHERS HOLDINGS IS NOT MAKING AN OFFER TO SELL THESE SECURITIES IN ANY JURISDICTION WHERE THE OFFER OR SALE IS NOT PERMITTED. YOU SHOULD ASSUME THAT THE INFORMATION APPEARING IN THIS PROSPECTUS SUPPLEMENT, THE ATTACHED PROSPECTUS OR ANY DOCUMENTS INCORPORATED BY REFERENCE IS ACCURATE AS OF THE DATE OF THE APPLICABLE DOCUMENT.

                            ------------------------

                               TABLE OF CONTENTS
                             PROSPECTUS SUPPLEMENT

                                                                PAGE
                                                              ---------
Prospectus Supplement Summary...............................        S-3
Risk Factors................................................        S-7
Ratio of Earnings to Fixed Charges..........................        S-8
Interim Financial Data......................................        S-8
Use of Proceeds.............................................        S-8
Price Range of Common Stock and Dividend Policy.............        S-9
Description of the Notes....................................       S-10
Certain United States Federal Income Tax Considerations.....       S-25
Underwriting................................................       S-31

                              PROSPECTUS
Prospectus Summary..........................................          2
Where You Can Find More Information.........................          6
Use of Proceeds and Hedging.................................          7
Ratio of Earnings to Fixed Charges and of Earnings to
  Combined Fixed Charges....................................          8
Description of Debt Securities..............................          8
Description of Common Stock.................................         17
Description of Preferred Stock..............................         19
Description of Depositary Shares............................         23
Form, Exchange and Transfer.................................         25
Book-Entry Procedures and Settlement........................         26
United States Federal Income Tax Consequences...............         28
Plan of Distribution........................................         42
ERISA Considerations........................................         45
Legal Matters...............................................         45
Experts.....................................................         45

                            ------------------------

                         PROSPECTUS SUPPLEMENT SUMMARY

    This summary highlights selected information contained elsewhere in this prospectus supplement and does not contain all the information you may need to consider in making your investment decision. You should read carefully this entire prospectus supplement and consider the information set forth in "Risk Factors." Except as otherwise noted, all information contained in this prospectus supplement assumes no exercise by the underwriter of its over-allotment option. When we use the terms "Lehman Brothers Holdings," "we," "us" or "our" in this prospectus supplement, we mean Lehman Brothers
Holdings Inc. and its subsidiaries on a consolidated basis, unless we state or the context implies otherwise.

                         LEHMAN BROTHERS HOLDINGS INC.

    We are one of the leading global investment banks, serving institutional, corporate, government and high-net-worth individual clients and customers. Our worldwide headquarters in New York and regional headquarters in London and Tokyo are complemented by offices in additional locations in the United States, Europe, the Middle East, Latin America and the Asia Pacific region. We are engaged primarily in providing financial services. Other businesses in which we are engaged represent less than 10 percent of consolidated assets, revenues or pre-tax income.

    Our business includes capital raising for clients through securities underwriting and direct placements, corporate finance and strategic advisory services, private equity investments, securities sales and trading, research, and the trading of foreign exchange and derivative products and certain commodities. We act as a market-maker in all major equity and fixed income products in both the domestic and international markets. We are a member of all principal securities and commodities exchanges in the United States, as well as the National Association of Securities Dealers, Inc., and hold memberships or associate memberships on several principal international securities and commodities exchanges, including the London, Tokyo, Hong Kong, Frankfurt, Paris and Milan stock exchanges.

    For more information regarding us, see "Lehman Brothers Holdings Inc." on page 2 and "Where You Can Find More Information" on page 6 of the accompanying prospectus.

    You may request a copy of any document we file with the Securities and Exchange Commission, or the SEC, pursuant to the Securities Exchange Act of 1934, at no cost, by writing or telephoning Lehman Brothers Holdings at the following address, which replaces the address provided in the accompanying prospectus:

                       Office of the Corporate Secretary
                                339 Park Avenue
                            New York, New York 10022
                                 (212) 526-0858

    Our principal executive offices are located at the following address, which likewise replaces the address provided in the accompanying prospectus:

                               745 Seventh Avenue
                            New York, New York 10019
                                 (212) 526-0660

                                  THE OFFERING

Issuer....................................  Lehman Brothers Holdings Inc. ("Lehman Brothers
                                            Holdings")

Securities Offered........................  $500,000,000 aggregate principal amount of Floating Rate
                                            Convertible Notes due April 1, 2022. We have also
                                            granted the underwriter an option to purchase up to an
                                            additional $75,000,000 aggregate principal amount of
                                            notes solely to cover over-allotments.

Offering Price............................  Each note will be issued at a price of 100% of its principal amount plus accrued interest, if any, from
                                            March 26, 2002.

Maturity Date.............................  April 1, 2022.

Ranking...................................  The notes will be senior unsecured obligations of Lehman
                                            Brothers Holdings and will rank equal in right of
                                            payment with all existing and future senior unsecured
                                            indebtedness of Lehman Brothers Holdings.

Interest Payment Dates....................  January 1, April 1, July 1 and October 1, beginning
                                            July 1, 2002, unless any such interest payment date
                                            (other than an interest payment date at maturity) would
                                            otherwise be a day that is not a business day, in which
                                            case the interest payment date will be postponed to the
                                            next succeeding business day (except if that business
                                            day falls in the next succeeding calendar month, that
                                            interest payment date will be the immediately preceding
                                            business day). If the maturity date of the notes is a
                                            day that is not a business day, all payments to be made
                                            on such day will be made on the next succeeding business
                                            day, with the same force and effect as if made on the
                                            due date, and no additional interest will be payable as
                                            a result of such a delay in payment.

Interest Rate.............................  Interest will accrue at a per annum rate equal to
                                            3-month LIBOR, adjusted quarterly, minus a spread of
                                            0.90%, subject to further adjustment under certain
                                            circumstances. Notwithstanding any such adjustments, the
                                            interest rate on the notes will never be less than zero.
                                            See "Description of the Notes--Interest Rate
                                            Adjustments."

Contingent Interest.......................  We will pay contingent interest to the holders of notes during any quarterly interest period, commencing with
                                            the quarterly interest period beginning July 1, 2002, if
                                            the average of the trading prices (as described
                                            elsewhere in this prospectus supplement) of the notes
                                            for the five consecutive trading days ending on the
                                            second trading day preceding the beginning of the
                                            quarterly interest period equals 120% or more of the
                                            principal amount of the notes.

                                            The rate of contingent interest payable in respect of
                                            any quarterly interest period will equal the greater of
                                            (i) a per annum rate equal to 5.00% of our estimated per
                                            annum borrowing rate for senior non-convertible
                                            fixed-rate indebtedness with a maturity date and other
                                            terms comparable to the notes and (ii) 0.25% per annum.
                                            Contingent interest will be computed on the basis of the
                                            actual number of days elapsed in the relevant quarterly
                                            interest period, divided by 360.

Conversion Rights.........................  You may convert your notes only under the following circumstances:

                                            - during any quarterly conversion period (as described
                                            elsewhere in this prospectus supplement) if the closing
                                              sale price per share of our common stock for a period
                                              of at least 20 consecutive trading days during the 30
                                              consecutive trading-day period ending on the first day
                                              of such conversion period is more than 125% of the
                                              conversion price in effect on that thirtieth day;

                                            - on or before April 1, 2017, during the five
                                            business-day period following any 10 consecutive
                                              trading-day period in which the daily average trading
                                              price for the notes for the ten-day period was less
                                              than 105% of the average conversion value (as
                                              described elsewhere in this prospectus supplement) for
                                              the notes during that period;

                                            - during any period in which the credit rating assigned
                                            to the notes by either Moody's or Standard & Poor's is
                                              below "Baa3" and "BBB-", respectively, in which the
                                              credit rating assigned to the notes is suspended or
                                              withdrawn by either rating agency or in which neither
                                              rating agency continues to rate the notes or provide
                                              ratings services or coverage to us;

                                            - if the notes have been called for redemption; or

                                            - upon the occurrence of specified corporate
                                            transactions described below under "Description of the
                                              Notes--Conversion Rights."

                                            The conversion rate has been set initially at 10.4062
                                            shares of our common stock per $1,000 principal amount
                                            of notes. This represents an initial conversion price of
                                            approximately $96.10 per share of common stock. The
                                            conversion rate (and the conversion price) may be
                                            adjusted for certain reasons, but will not be adjusted
                                            for accrued interest (including contingent interest), if
                                            any. Upon conversion, you will not receive any cash
                                            payment representing accrued interest. Instead, accrued
                                            interest will be deemed paid by the common stock
                                            received by you on conversion. Notes called for
                                            redemption may be surrendered for conversion until the
                                            close of business one business day prior to the
                                            redemption date.

Sinking Fund..............................  None.

Optional Redemption by Lehman Brothers
Holdings..................................  We may not redeem the notes prior to April 1, 2004. We may redeem some or all of the notes for cash on or after
                                            April 1, 2004 for a price equal to 100% of the principal
                                            amount of the notes plus any accrued and unpaid interest
                                            (including contingent interest) to, but excluding, the
                                            redemption date, as set forth under "Description of the
                                            Notes--Optional Redemption by Lehman Brothers Holdings."
                                            We will therefore be required to make eight quarterly
                                            interest payments before being able to redeem any notes.

Optional Repurchase Right of Holders......  You may require us to repurchase all or a portion of your notes on April 1 of 2004, 2007, 2012 and 2017 at a
                                            repurchase price equal to 100% of the principal amount
                                            of the notes plus any accrued and unpaid interest
                                            (including contingent interest) to, but excluding, the
                                            date of repurchase. We will pay the repurchase price, at
                                            our option, in cash, common stock or a combination of
                                            cash and shares of our common stock (if we elect to pay
                                            all or a portion of the purchase price in common stock,
                                            it will be issued at the prevailing market price as
                                            described herein). See "Description of the
                                            Notes--Repurchase at Option of Holders--Optional Put."

Change of Control Repurchase Right of
Holders...................................  You may require us to repurchase for cash all or a portion of your notes upon a change of control of Lehman
                                            Brothers Holdings, subject to certain conditions. In
                                            such case, we will pay a repurchase price equal to 100%
                                            of the principal amount of the notes plus any accrued
                                            and unpaid interest (including contingent interest) to,
                                            but excluding, the repurchase date. See "Description of
                                            the Notes--Repurchase at Option of Holders--Change of
                                            Control Put."

DTC Eligibility...........................  The notes will be issued in book-entry form and will be represented by permanent global certificates without
                                            coupons deposited with a custodian for and registered in
                                            the name of a nominee of The Depository Trust Company
                                            (DTC) in New York, New York. Beneficial interests in any
                                            such securities will be shown on, and transfers will be
                                            effected only through, records maintained by DTC and its
                                            direct and indirect participants, and any such interest
                                            may not be exchanged for certificated securities, except
                                            in limited circumstances.

Use of Proceeds...........................  We intend to use the net proceeds for working capital and general corporate purposes. See "Use of Proceeds."

Listing...................................  We do not intend to list the notes on any securities exchange.

New York Stock Exchange Symbol For Our
Common Stock..............................  Our common stock is traded on the New York Stock
                                            Exchange under the symbol "LEH."

                                  RISK FACTORS

    You should read the "Risk Factors" section to understand the risks associated with an investment in the notes.

                                  RISK FACTORS

    You should read the "Risk Factors" section to understand the risks associated with an investment in the notes.

    YOU SHOULD CAREFULLY CONSIDER THE FOLLOWING FACTORS AND OTHER INFORMATION CONTAINED AND INCORPORATED BY REFERENCE IN THIS PROSPECTUS SUPPLEMENT BEFORE DECIDING TO PURCHASE THE NOTES.

YOU SHOULD CONSIDER THE UNITED STATES FEDERAL INCOME TAX CONSEQUENCES OF OWNING NOTES.

    We and each holder agree in the indenture to treat the notes as "contingent payment debt instruments" subject to the contingent payment debt regulations. As a result, a holder will be required to include amounts in income, as original issue discount, in advance of receiving any cash payments on the notes, and to accrue interest on a constant yield to maturity basis at a rate comparable to the rate at which we would borrow in a fixed rate, noncontingent, nonconvertible borrowing (4.53%), even though the notes will have a significantly lower yield to maturity. A holder will recognize taxable income significantly in excess of cash received while the notes are outstanding. In addition, a holder will recognize ordinary income, if any, upon a sale, exchange, conversion, redemption or repurchase of the notes at a gain. See "Certain United States Federal Income Tax Considerations."

THE INTEREST RATE ON THE NOTES MAY BE LOWER THAN THE INTEREST RATE ON A STANDARD DEBT SECURITY OF COMPARABLE MATURITY AND MAY BE ZERO.

    The interest rate on the notes is based on 3-month LIBOR, which is the London Interbank Offered Rate. This represents the interest rate London banks offer for deposits of U.S. dollars for a period of three months. At March 21, 2002, 3-month LIBOR was 2.01875% per annum. The interest rate on the notes will be adjusted every three months.

    The amount we pay you may be less than the return you could earn on other investments. The interest we pay you may be less than the interest you would earn if you bought the same principal amount of a standard senior debt security of Lehman Brothers Holdings with the same stated maturity date. Your investment may not reflect the full opportunity cost to you when you take into account factors that affect the time value of money.

WE EXPECT THAT THE TRADING VALUE OF THE NOTES WILL BE SIGNIFICANTLY AFFECTED BY THE PRICE OF OUR COMMON STOCK AND OTHER FACTORS.

    The market price of the notes is expected to be significantly affected by the market price of our common stock. This may result in greater volatility in the trading value of the notes than would be expected for nonconvertible debt securities we issue. In addition, the notes have a number of features, including conditions to conversion, which, if not met, could result in a holder receiving less than the value of the common stock into which a note is otherwise convertible. These features could adversely affect the value and the trading prices for the notes.

CERTAIN PROVISIONS OF DELAWARE LAW AND OUR CERTIFICATE OF INCORPORATION AND BYLAWS MAY DETER POTENTIAL ACQUIRORS AND MAY AFFECT OUR STOCK PRICE.

    Delaware law and our certificate of incorporation and bylaws contain provisions that could have the effect of making it more difficult for a third party to acquire, or of discouraging a third party from attempting to acquire, control of Lehman Brothers Holdings. See "Description of Common Stock--Delaware Law, Certificate of Incorporation and By-Law Provisions That May Have an Antitakeover Effect" in the attached prospectus.

THERE MAY NOT BE A LIQUID MARKET FOR THE NOTES, AND YOU MAY NOT BE ABLE TO SELL YOUR NOTES AT ATTRACTIVE PRICES OR AT ALL.

    The notes are a new issue of securities for which there is currently no trading market. Lehman Brothers Holdings does not intend to list the notes on any securities exchange. Due to certain regulatory restrictions arising from its affiliation with Lehman Brothers Holdings, the ability of the underwriter to make a market in the notes may be limited from time to time (although other broker-dealers unaffiliated with Lehman Brothers Holdings will not necessarily be subject to such limitations). If an active market for the notes fails to develop or be sustained, the trading price of the notes could fall. Even if an active trading market were to develop, the notes could trade at prices that may be lower than the initial offering price. The trading price of the notes will depend on many factors, including:

    - prevailing interest rates and interest rate volatility;

    - the markets for similar securities;

    - our financial condition, results of operations and prospects;

    - the publication of earnings estimates or other research reports and speculation in the press or investment community;

    - changes in our industry and competition; and

    - general market and economic conditions.

    As a result, we cannot assure you that you will be able to sell the notes at attractive prices or at all.

                       RATIO OF EARNINGS TO FIXED CHARGES

    The following table sets forth our historical ratio of earnings to fixed charges for Lehman Brothers Holdings for the periods indicated:

                                                                        FISCAL YEARS ENDED NOVEMBER 30,
                                                              ----------------------------------------------------
                                                                2001       2000       1999       1998       1997
                                                              --------   --------   --------   --------   --------
Ratio of earnings to fixed charges..........................    1.11       1.14       1.12       1.07       1.07

                             INTERIM FINANCIAL DATA

    We have reported net revenues (total revenues, less interest expense) for the first quarter ended February 28, 2002 of $1.6 billion, down 15% from $1.9 billion of net revenues in the first fiscal quarter of 2001. Net income for the first fiscal quarter of 2002 was $298 million, or $0.99 per common share, compared with $387 million, or $1.39 per common share, for the first fiscal quarter of 2001.

                                USE OF PROCEEDS

    Lehman Brothers Holdings estimates that the net proceeds from the sale of the notes will be approximately $489,250,000 (or approximately $562,750,000 million if the underwriter fully exercises its option to cover over-allotments), after the underwriting discount and payment of transaction expenses and exclusive of accrued interest. Lehman Brothers Holdings will use the net proceeds for working capital and general corporate purposes.

                PRICE RANGE OF COMMON STOCK AND DIVIDEND POLICY

    Our common stock trades on the New York Stock Exchange under the symbol "LEH." As of January 31, 2002, there were 236,999,678 shares of our common stock issued and outstanding held by approximately 23,000 shareholders of record. The following table provides the high and low closing sales prices per share during the periods indicated as reported on the New York Stock Exchange and dividends paid per share during such periods.

                                                                 PRICE RANGE OF
                                                                  COMMON STOCK
                                                               -------------------
FISCAL YEAR AND QUARTER                                          HIGH       LOW      DIVIDENDS
-----------------------                                        --------   --------   ---------
2000
  1st Quarter...............................................   $42.50     $31.063     $ 0.055
  2nd Quarter...............................................    52.719     36.25        0.055
  3rd Quarter...............................................    72.51      40.813       0.055
  4th Quarter...............................................    80.00      49.50        0.055

2001
  1st Quarter...............................................   $85.72     $51.125     $ 0.07
  2nd Quarter...............................................    82.25      55.35        0.07
  3rd Quarter...............................................    78.26      63.90        0.07
  4th Quarter...............................................    71.93      46.64        0.07

2002
  1st Quarter...............................................   $69.52     $55.43      $ 0.09
  2nd Quarter (through March 21)............................    66.23      57.22       --

    The amount of future common stock dividends will depend on earnings, financial condition, the capital requirements and other factors, and will be determined by the directors on a quarterly basis.

    The last reported sales price per share of our common stock on March 21, 2002 was $64.52.

                            DESCRIPTION OF THE NOTES

    THE FOLLOWING DESCRIPTION OF THE PARTICULAR TERMS OF THE NOTES BEING OFFERED PURSUANT TO THIS PROSPECTUS SUPPLEMENT SUPPLEMENTS THE MORE GENERAL TERMS AND PROVISIONS OF LEHMAN BROTHERS HOLDINGS' DEBT SECURITIES SET FORTH IN THE ATTACHED PROSPECTUS.

    Lehman Brothers Holdings is offering notes which will constitute senior unsecured debt and will be issued under Lehman Brothers Holdings' senior indenture. The notes will rank PARI PASSU among themselves and with all other present and future senior unsecured obligations of Lehman Brothers Holdings.

BRIEF DESCRIPTION OF THE NOTES

    The notes:

    - will be limited to $500,000,000 aggregate principal amount (or $575,000,000 if the underwriter's over-allotment option is exercised in full);

    - will bear interest at a per annum rate which will equal 3-month LIBOR, adjusted quarterly, minus a spread of 0.90% (which spread may be reset under certain circumstances, as described herein); notwithstanding any quarterly adjustments of the interest rate or resetting of the spread, the interest rate borne by the notes will never be less than zero.

    - will bear contingent interest in the circumstances described under "--Contingent Interest;"

    - will be general unsecured obligations, ranking equally with all of our other unsecured senior indebtedness and senior in right of payment to any subordinated indebtedness; as indebtedness of Lehman Brothers Holdings, the notes will be effectively subordinated to all indebtedness and liabilities of our subsidiaries;

    - will be convertible into our common stock at a conversion price of approximately $96.10 per share, subject to adjustment as described below under "--Conversion Rights," only in the following circumstances:

       - if the sale price of our common stock is above 125% of the conversion price measured over a specified number of trading days;

       - on or before April 1, 2017, if the ratio of the trading price of the notes to the conversion value of the notes is below 105%, measured over a specified number of trading days;

       - during any period in which the credit ratings assigned to the notes by Moody's Investors Service, Inc., or Moody's, is lower than "Baa3" or by Standard & Poor's Rating Services, or Standard and Poor's, is lower than "BBB-", in which the credit rating assigned to the notes is suspended or withdrawn by either rating agency or in which neither agency continues to rate the notes or provide ratings services or coverage to Lehman Brothers Holdings;

       - if the notes have been called for redemption; or

       - upon the occurrence of specified corporate transactions;

    - will be redeemable at our option in whole or in part beginning on April 1, 2004 for a price in cash equal to 100% of the principal amount of the notes plus any accrued and unpaid interest (including contingent interest) as set forth below under "--Optional Redemption by Lehman Brothers Holdings";

    - may be "put" to us for repurchase, at your option, on April 1 of 2004, 2007, 2012 and 2017, in exchange for cash, common stock or a combination of cash and common stock at our discretion (if we elect to pay all or a portion of the purchase price in common stock, it will be issued at the prevailing market price, as described below under "--Repurchase at Option of Holders");

    - may be "put" to us for repurchase for cash, at your option, if a change of control occurs; and

    - will be due on April 1, 2022, unless earlier converted, redeemed or repurchased.

    The indenture will not contain any financial covenants and will not restrict us from paying dividends, incurring additional senior debt or any other indebtedness or issuing or repurchasing our other securities. The indenture also will not protect you in the event of a highly leveraged transaction or a change in control of Lehman Brothers Holdings except to the extent described below under "--Repurchase at Option of Holders--Change of Control Put."

    Under the indenture, we will agree, and by acceptance of a beneficial interest in the notes each beneficial owner of the notes will be deemed to have agreed, among other things, for United States federal income tax purposes, to treat the notes as indebtedness that is subject to the regulations governing contingent payment debt instruments, and, for purposes of those regulations, to treat the fair market value of any stock received upon any conversion of the notes as a contingent payment. The discussion herein assumes that such treatment is correct. However, the characterization of instruments such as the notes and the application of such regulations is uncertain in several respects. See "Certain United States Federal Income Tax Considerations--Classification of the Notes" below.

    No sinking fund is provided for the notes. The notes will not be subject to defeasance. The notes will be issued only in registered form in denominations of $1,000 and any integral multiple of $1,000 above that amount. No service charge will be made for any registration of transfer or exchange of notes, but we may require payment of a sum sufficient to cover any tax or other governmental charge payable in connection therewith.

    You may present definitive notes for conversion, registration of transfer and exchange, without service charge, at the office of the trustee in New York City.

INTEREST

    The notes will bear interest from March 26, 2002 at a per annum rate which will equal 3-month LIBOR, adjusted quarterly as described below, minus a spread of 0.90%, which spread may be reset upon the occurrence of a reset transaction. See "--Resetting the Spread" below. Notwithstanding any quarterly adjustments of the interest rate or resetting of the spread, the interest rate borne by the notes will never be less than zero. We will also pay contingent interest on the notes in the circumstances described below under "--Contingent Interest."

    We will pay interest quarterly in arrears on January 1, April 1, July 1 and October 1 of each year, beginning July 1, 2002, unless any such interest payment date (other than an interest payment date at maturity) would otherwise be a day that is not a business day, in which case the interest payment date will be postponed to the next succeeding business day (except if that business day falls in the next succeeding calendar month, that interest payment date will be the immediately preceding business day). If the maturity date of the notes is a day that is not a business day, all payments to be made on such day will be made on the next succeeding business day, with the same force and effect as if made on the due date, and no additional interest will be payable as a result of such a delay in payment. We will pay interest to the holders of record at the close of business on the fifteenth calendar day of the month preceding each interest payment date. There are two exceptions to these provisions:

    - In general, we will not pay interest accrued and unpaid on any notes that are converted into our common stock. See "--Conversion Rights" below. If a holder of notes converts after a record date for an interest payment but prior to the corresponding interest payment date, it will receive interest accrued and paid on such notes on the interest payment date, notwithstanding the conversion of such notes prior to such interest payment date, because such holder will have been the holder of record on the corresponding record date. However, at the time such holder surrenders such notes for conversion, it must pay us an amount equal to the interest that has accrued and will be paid on the interest

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      payment date. The preceding sentence does not apply, however, to a holder that converts, after a record date for an interest payment date but prior to the corresponding interest payment date, notes that we call for redemption prior to such conversion on a redemption date that is on or prior to the third business day after such interest payment date.

    - We will pay interest to a person other than the holder of record on the record date if we redeem the notes on a date that is after the record date and prior to the corresponding interest payment date. In this instance, we will pay interest accrued and unpaid on the notes being redeemed to, but not including, the redemption date to the same person to whom we will pay the principal of such notes.

    Except as provided below, we will pay interest on:

    - the global securities representing the notes to DTC in immediately available funds;

    - any definitive notes having an aggregate principal amount of $5,000,000 or less by check mailed to the holders of those notes; and

    - any definitive notes having an aggregate principal amount of more than $5,000,000 by wire transfer in immediately available funds if requested by the holders of those notes.

    At maturity, we will pay interest on any definitive notes at the office of the trustee in New York City.

    We will pay principal on:

    - the global securities representing the notes to DTC in immediately available funds; and

    - any definitive notes at our office or agency in New York City, which initially will be the office or agency of the trustee in New York City.

    The interest rate will be determined by the trustee acting as calculation agent. The interest rate for each quarterly period (other than the period commencing March 26, 2002) will be adjusted on the first day of such quarterly period (which we refer to as the interest adjustment date), which will be the interest payment date for the immediately preceding quarterly period. The adjusted interest rate will be based upon 3-month LIBOR, determined on the second preceding London banking day (which we refer to as the interest determination date) as described below, less the applicable spread. Notwithstanding any quarterly adjustments of the interest rate or resetting of the spread, the interest rate borne by the notes will never be less than zero.

    Interest generally will be computed on the basis of the actual number of days for which interest is payable in the relevant interest period, divided by
360. All percentages resulting from any calculation on the notes will be rounded to the nearest one hundredth-thousandth of a percentage point, with five one millionths of a percentage point rounded upwards (E.G., 4.876545% (or.04876545) would be rounded to 4.87655% (or.0487655)), and all dollar amounts used in or resulting from such calculation on the notes will be rounded to the nearest cent (with one-half cent being rounded upward).

    The term "3-month LIBOR" means, with respect to any interest determination date:

        (a) the rate for 3-month deposits in United States dollars commencing on the related interest adjustment date, that appears on the Moneyline Telerate Page 3750 (as described below) as of 11:00 A.M., London time, on the interest determination date, unless fewer than two such offered rates so appear; or

        (b) if fewer than two offered rates appear, or no rate appears, as the case may be, on the particular interest determination date on the Moneyline Telerate Page 3750, the rate calculated by the calculation agent of at least two offered quotations obtained by the calculation agent after requesting the principal London offices of each of four major reference banks in the London interbank market to provide the calculation agent with its offered quotation for deposits in United States dollars for the period of three months, commencing on the related interest adjustment date, to prime banks in the London interbank markets at approximately 11:00 A.M., London time, on that interest determination date and in a principal amount that is representative for a single transaction in United States dollars in that market at that time; or

        (c) if fewer than two offered quotations referred to in clause (b) are provided as requested, the rate calculated by the calculation agent as the arithmetic mean of the rates quoted at approximately 11:00 A.M., New York time, on the particular interest determination date by three major banks (which will not include our affiliates) in the City of New York selected by the calculation agent for loans in United States dollars to leading European banks for a period of three months and in a principal amount that is representative for a single transaction in United States dollars in that markets at that time; or

        (d) if the banks so selected by the calculation agent are not quoting as mentioned in clause (c), 3-month LIBOR in effect immediately prior to the particular interest determination date.

    "Moneyline Telerate Page 3750" means the display on Moneyline Telerate (or any successor service) on such page (or any other page as may replace such page on such service) for the purpose of displaying the London interbank rates of major banks for United States dollars.

    "London banking day" means a day on which commercial banks are open for business, including dealings in United States dollars, in London.

    The term "business day" means any day, other than a Saturday or Sunday, that is neither a legal holiday nor a day on which commercial banks are authorized or required by law, regulation or executive order to close in The City of New York.

RESETTING THE SPREAD

    If a reset transaction occurs, the spread will be adjusted to equal the adjusted spread from the effective date of such reset transaction to, but not including, the effective date of any succeeding reset transaction.

    A "reset transaction" means:

    - a merger, consolidation or statutory share exchange involving us or a successor to us;

    - a sale of all or substantially all of our (or our successor's) assets;

    - a recapitalization of our common stock (or that of our successor); or

    - a distribution as described in the fourth bullet point under "--Conversion Rights--General" below,

after the effective date of which transaction or distribution the notes would be convertible into:

    - shares of an entity the common stock of which had a dividend yield for the four fiscal quarters of such entity immediately preceding the public announcement of the transaction or distribution that was more than 2.5% higher than the dividend yield on our common stock (or other common stock then issuable upon conversion of the notes) for the four fiscal quarters preceding the public announcement of the transaction or distribution; or

    - shares of an entity that announces a dividend policy prior to the effective date of the transaction or distribution which policy, if implemented, would result in a dividend yield on that entity's common stock for the next four fiscal quarters that would result in such a 2.5% increase.

    The "adjusted spread" with respect to any reset transaction will be the arithmetic average of the spreads, expressed as a percentage, from 3-month LIBOR quoted by two dealers selected by us (or our successor) engaged in the trading of convertible securities as the spread from 3-month LIBOR which should be used in calculating the rate at which interest on the notes should accrue so that the fair market value, expressed in dollars, of a note immediately after the later of:

    - the public announcement of the reset transaction; or

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    - the public announcement of a change in dividend policy in connection with the reset transaction

will equal the average trading price (as described below under "--Conversion Rights--Conversion Upon Satisfaction of Market Price Conditions") of the notes for the 20 trading days preceding the date of public announcement of the reset transaction. In no event, however, will the adjusted spread be more than 0.90%; that is, in no event will the rate of interest borne by the notes (without giving effect to any contingent interest) at any time after the first interest payment date be less than the greater of (a) zero and (b) 3-month LIBOR, determined as provided above, minus 0.90%.

    For purposes of the definition of reset transaction, the dividend yield on any security for any period means the dividends paid or proposed to be paid pursuant to an announced dividend policy on the security for that period divided by, if with respect to dividends paid on that security, the average sale price (as defined below) of the security during that period and, if with respect to dividends proposed to be paid on the security, the closing price of such security on the effective date of the related reset transaction.

    The "sale price" of a security on any date of determination means:

    - the closing sale price (or, if no closing sale price is reported, the last reported sale price) of a security (regular way) on the New York Stock Exchange on that date;

    - if that security is not listed on the New York Stock Exchange on that date, the closing sale price as reported in the composite transactions for the principal U.S. securities exchange on which that security is listed;

    - if that security is not so listed on a U.S. national or regional securities exchange, the closing sale price as reported by the Nasdaq National Market;

    - if that security is not so reported, the last price quoted by Interactive Data Corporation for that security or, if Interactive Data Corporation is not quoting such price, a similar quotation service selected by us; or

    - if that security is not so quoted, the average of the mid-point of the last bid and ask prices for that security from at least two dealers recognized as market-makers for that security.

CONTINGENT INTEREST

    In addition to the interest we will pay as described above under "--Interest" and "--Resetting the Spread," we will pay contingent interest, subject to the accrual and record date provisions described above, to the holders of notes during each quarterly interest period after the initial quarterly interest period if the average of the trading prices (as described below under "--Conversion Rights--Conversion Upon Satisfaction of Market Price Conditions") of the notes for the five consecutive trading days ending on the second trading day preceding the beginning of the relevant quarterly interest period equals 120% or more of the principal amount of notes.

    The rate of contingent interest payable in respect of any quarterly interest period will equal the greater of (i) a per annum rate equal to 5.00% of our estimated per annum borrowing rate for senior non-convertible fixed-rate indebtedness with a maturity date and other terms comparable to the notes and
(ii) 0.25% per annum. Contingent interest will be computed on the basis of the actual number of days elapsed in the relevant quarterly interest period, divided by 360.

    Upon determination that holders of notes will be entitled to receive contingent interest during any relevant quarterly interest period, on or prior to the start of the relevant quarterly interest period, we will issue a press release and publish information with respect to any contingent interest on our web site.

    We will pay contingent interest, if any, in the same manner as we will pay interest described above under "--Interest," and your obligations in respect of the payment of contingent interest in connection with the conversion of any notes will also be the same as described above under "--Interest."

CONVERSION RIGHTS

    GENERAL

    You may convert any outstanding notes (or portions of outstanding notes) into our common stock, initially at the conversion price of approximately $96.10 per share (equal to a conversion rate of 10.4062 shares per $1,000 principal amount of notes) under the circumstances summarized below. The conversion price is, however, subject to adjustment as described below. We will not issue fractional shares of common stock upon conversion of notes. Instead, we will pay a cash adjustment based upon the closing sale price of our common stock on the business day immediately preceding the conversion date. You may convert notes only in denominations of $1,000 and whole multiples of $1,000.

    Holders may surrender notes for conversion into our common stock only under the following circumstances:

    - during any conversion period, as described below, if the sale price of our common stock (as described above under "Resetting the Spread") for at least 20 consecutive trading days in the 30 consecutive trading-day period ending on the first day of the conversion period was more than 125% of the conversion price in effect on that thirtieth trading day;

    - on or before April 1, 2017, during the five business-day period following any 10 consecutive trading-day period in which the daily average of the trading prices (as described below under "--Conversion Rights--Conversion Upon Satisfaction of Market Price Conditions") for the notes for that 10 trading-day period was less than 105% of the average conversion value, as described below, for the notes during that period;

    - during any period in which the credit rating assigned to the notes by either Moody's or Standard & Poor's is lower than "Baa3" or "BBB-," respectively, in which the credit rating assigned to the notes is suspended or withdrawn by either rating agency or in which neither rating agency continues to rate the notes or provide ratings services or coverage to Lehman Brothers Holdings;

    - if we have called the notes for redemption; or

    - upon the occurrence of the corporate transactions summarized below.

    If you have exercised your right to require us to repurchase your notes as described under "--Repurchase at Option of Holders," you may convert your notes into our common stock only if you withdraw your notice of exercise and convert your notes prior to the close of business on the business day immediately preceding the applicable repurchase date.

    CONVERSION UPON SATISFACTION OF MARKET PRICE CONDITIONS

    A holder may convert its notes into our common stock during any quarterly conversion period if the sale price of our common stock for at least 20 consecutive trading days during the 30 consecutive trading-day period ending on the first day of the conversion period exceeds 125% of the conversion price in effect on that thirtieth trading day. A "conversion period" will be the period from and including the thirtieth trading day in a fiscal quarter to, but not including, the thirtieth trading day in the immediately following fiscal quarter.

    On or before April 1, 2017, a holder also may convert its notes into our common stock during the five business-day period following any 10 consecutive trading-day period in which the daily average of the trading prices for the notes for that 10 trading-day period was less than 105% of the average conversion value for the notes during that period.

    "Conversion value" is equal to the product of the sale price for our common stock on a given day multiplied by the then current conversion rate, which is the number of shares of common stock into which each note is then convertible.

    The "trading price" of the notes on any date of determination means the average of the secondary market bid quotations per note obtained by us or the calculation agent for $10,000,000 principal amount of notes at approximately 3:30 p.m., New York City time, on such determination date from three independent nationally recognized securities dealers we select, provided that if at least three such bids cannot reasonably be obtained by us or the calculation agent, but two such bids are obtained, then the average of the two bids shall be used, and if only one such bid can reasonably be obtained by us or the calculation agent, this one bid shall be used. If either we or the calculation agent cannot reasonably obtain at least one bid for $10,000,000 principal amount of notes from a nationally recognized securities dealer or, in our reasonable judgment, the bid quotations are not indicative of the secondary market value of the notes, then the trading price of the notes will equal (a) the then-applicable conversion rate of the notes multiplied by (b) the sale price of our common stock on such determination date.

    CONVERSION UPON CREDIT RATING EVENT

    A holder may convert any of its notes during any period in which the credit ratings assigned to the notes by either Moody's or Standard & Poor's is lower than "Baa3" or "BBB-," respectively, or in which the credit rating assigned to the notes is suspended or withdrawn by either rating agency or in which neither rating agency continues to rate the notes or provide ratings services or coverage to Lehman Brothers Holdings.

    CONVERSION UPON NOTICE OF REDEMPTION

    A holder may surrender for conversion any notes we call for redemption at any time prior to the close of business on the day that is two business days prior to the redemption date, even if the notes are not otherwise convertible at that time. If a holder already has delivered a purchase notice or a change of control purchase notice with respect to a note, however, the holder may not surrender that note for conversion until the holder has withdrawn the notice in accordance with the indenture.

    CONVERSION UPON SPECIFIED CORPORATE TRANSACTIONS

    If:

    - we distribute to all holders of our common stock certain rights entitling them to purchase, for a period expiring within 60 days of the date of distribution, common stock at less than the trading price of the common stock at the time of the announcement of such distribution;

    - we elect to distribute to all holders of our common stock cash or other assets, debt securities or certain rights to purchase our securities, which distribution has a per share value exceeding 10% of the trading price of the common stock on the day preceding the declaration date for the distribution; or

    - a change of control, as described below under "Repurchase of Notes at the Option of Holders--Change of Control Put," occurs but holders of notes do not have the right to require us to repurchase their notes as a result of such change of control because either (1) the trading price of our common stock for a specified period prior to such change of control exceeds a specified level or (2) because the consideration received in such change of control consists of capital stock that is freely tradable and the notes become convertible into that capital stock (each as more fully described under "Repurchase of Notes at the Option of Holders--Change of Control Put"),

then we must notify the holders of notes at least 20 days prior to the ex-dividend date for the distribution or within 30 days of the occurrence of the change of control, as the case may be. Once we have given that notice, holders may convert their notes at any time until either (a) the earlier of close of business on the business day immediately prior to the ex-dividend date and our announcement that the distribution will not take place, in the case of a distribution, or (b) within 30 days of the change of control notice, in the case of a change of control. In the case of a distribution, no adjustment to the ability of a holder of notes to convert will be made if the holder participates or will participate in the distribution without conversion.

    In addition, if we are party to a consolidation, merger or share exchange pursuant to which our common stock will be converted into cash, securities or other property, a holder may convert notes at any time from and after the date which is 15 days prior to the anticipated effective date of the transaction until 15 days after the effective date of the transaction. If we are a party to a consolidation, merger or binding share exchange pursuant to which our common stock is converted into cash, securities or other property, then at the effective time of the transaction, the right to convert a note into common stock will be changed into a right to convert the note into the kind and amount of cash, securities or other property which the holder would have received if the holder had converted such note immediately prior to the transaction. If the transaction also constitutes a "change of control," as defined below, the holder can require us to repurchase all or a portion of its notes as described below under "--Repurchase at Option of Holders--Change of Control Put."

    CONVERSION PROCEDURES

    Except as provided below, if you convert your notes into our common stock on any day other than an interest payment date, you will not receive any interest that has accrued on the notes. We will satisfy our obligation with respect to any such converted notes by delivering to the holder the number of shares issuable upon conversion, determined by dividing the principal amount of the notes being converted by the conversion price, together with a cash payment, if any, in lieu of fractional shares. That is, any accrued but unpaid interest (including contingent interest) will be deemed to be paid in full rather than canceled, extinguished or forfeited. If you convert notes after a record date for an interest payment but prior to the corresponding interest payment date, you will receive interest accrued and paid on such notes on the interest payment date, notwithstanding the conversion of such notes prior to such interest payment date, because you will have been the holder of record on the corresponding record date. However, at the time of surrender of such notes for conversion, you must pay us an amount equal to the interest that has accrued and will be paid on the notes being converted on the interest payment date. The preceding sentence does not apply, however, to a holder that converts, after a record date for an interest payment date but prior to the corresponding interest payment date, any notes that we call for redemption prior to such conversion if the redemption date will be on or prior to the third business day after such interest payment date.

    You will not be required to pay any taxes or duties relating to the issuance or delivery of our common stock if you exercise your conversion rights, but you will be required to pay any tax or duty which may be payable relating to any transfer involved in the issuance or delivery of the common stock in a name other than your own. Certificates representing shares of common stock will be issued or delivered only after all applicable taxes and duties, if any, payable by you have been paid.

    To convert interests in a global note, you must deliver to DTC the appropriate instruction form for conversion pursuant to DTC's conversion program. To convert a definitive note, you must:

    - complete the conversion notice on the back of the note (or a facsimile thereof);

    - deliver the completed conversion notice and the note to be converted to the specified office of the conversion agent;

    - pay all funds required, if any, relating to interest on the note to be converted to which you are not entitled, as described in the second preceding paragraph; and

    - pay all taxes or duties, if any, as described in the preceding paragraph.

The conversion date will be the date on which all of the foregoing requirements have been satisfied. The notes will be deemed to have been converted immediately prior to the close of business on the conversion date. A certificate for the number of shares of common stock into which the notes are converted (and cash in lieu of any fractional shares) will be delivered as soon as practicable on or after the conversion date.

    CONVERSION PRICE ADJUSTMENTS

    We will adjust the initial conversion price for certain events, including:

    - issuances of our common stock as a dividend or distribution on our common stock;

    - certain subdivisions and combinations of our common stock;

    - issuances to all holders of our common stock of certain rights or warrants to purchase our common stock (or securities convertible into our common stock) at less than (or having a conversion price per share less than) the then-current market price of our common stock;

    - distributions to all holders of our common stock of shares of our capital stock (other than our common stock), evidences of our indebtedness or assets including securities, but excluding:

       - the rights and warrants referred to in the preceding bullet point,

       - any dividends and distributions in connection with a reclassification, change, consolidation, merger, combination, sale or conveyance resulting in a change in the conversion consideration pursuant to the second succeeding paragraph below, or

       - any dividends or distributions paid exclusively in cash;

    - distributions consisting exclusively of cash to all holders of our common stock to the extent that such distributions, combined together with:

       - all other such all-cash distributions made within the preceding 12 months for which no adjustment has been made, plus

       - any cash and the fair market value of other consideration paid for in any tender offers by us or any of our subsidiaries for our common stock expiring within the preceding 12 months for which no adjustment has been made, exceed 10% of our market capitalization on the record date for such distribution; market capitalization is the product of the then current market price of our common stock times the number of shares of our common stock then outstanding; and

    - purchases of our common stock pursuant to a tender offer made by us or any of our subsidiaries to the extent that the same involves an aggregate consideration that, together with:

       - any cash and the fair market value of any other consideration paid in any other tender offer by us or any of our subsidiaries for our common stock expiring within the 12 months preceding such tender offer for which no adjustment has been made, plus

       - the aggregate amount of any all-cash distributions referred to in the preceding bullet point to all holders of our common stock within 12 months preceding the expiration of a tender offer for which no adjustments have been made, exceeds 10% of our market capitalization on the expiration of such tender offer.

    We will not make an adjustment in the conversion price unless such adjustment would require a change of at least 1% in the conversion price then in effect at such time. We will carry forward and take into account in any subsequent adjustment any adjustment that would otherwise be required to be made. Except as stated above, we will not adjust the conversion price for the issuance of our common stock or any securities convertible into or exchangeable for our common stock or carrying the right to purchase any of the foregoing.

    If we:

    - reclassify or change our common stock (other than changes resulting from a subdivision or combination); or

    - consolidate or combine with or merge into any person or sell or convey to another person all or substantially all of our property and assets,

and the holders of our common stock receive stock, other securities or other property or assets (including cash or any combination thereof) with respect to or in exchange for their common stock, the holders of the notes may convert the notes into the consideration they would have received if they had converted their notes immediately prior to such reclassification, change, consolidation, combination, merger, sale or conveyance. We may not become a party to any such transaction unless its terms are consistent with the foregoing.

    In the event that we distribute shares of capital stock of a subsidiary of ours, the conversion rate will be adjusted, if at all, based on the market value of the subsidiary stock so distributed relative to the market value of our common stock, in each case over a measurement period following the distribution.

    In the event we elect to make a distribution described in the third or fourth bullet points of the first paragraph of this subsection "--Conversion Price Adjustments," which, in the case of the fourth bullet, has a per share value equal to more than 10% of the sale price of our shares of common stock on the day preceding the declaration date for the distribution, then, if the distribution would also trigger a conversion right as described above under "--Conversion Upon Specified Corporate Transactions", or if the notes are otherwise convertible, we will be required to give notice to the holders of notes at least 20 days prior to the ex-dividend date for the distribution and, upon the giving of notice, the notes may be surrendered for conversion at any time until the close of business on the business day immediately prior to the ex-dividend date or until we announce that the distribution will not take place. No adjustment to the conversion price or the ability of a holder of a note to convert will be made if the holder will otherwise participate in the distribution without conversion or in certain other cases.

    If a taxable distribution to holders of our common stock or other transaction occurs which results in any adjustment of the conversion price, you may, in certain circumstances, be deemed to have received a distribution subject to U.S. income tax as a dividend. In certain other circumstances, the absence of an adjustment may result in a taxable dividend to the holders of our common stock. See "Certain United States Federal Income Tax Considerations" below.

    We may from time to time, to the extent permitted by law, reduce the conversion price of the notes by any amount for any period of at least 20 days. In that case, we will give at least 15 days' notice of such decrease. We may make such reductions in the conversion price, in addition to those set forth above, as we deem advisable to avoid or diminish any income tax to holders of our common stock resulting from any dividend or distribution of stock (or rights to acquire stock) or from any event treated as such for income tax purposes.

OPTIONAL REDEMPTION BY LEHMAN BROTHERS HOLDINGS

    OPTIONAL REDEMPTION

    We may not redeem the notes in whole or in part at any time prior to April 1, 2004. At any time on or after April 1, 2004, we may redeem for cash some or all of the notes on at least 20 but not more than 60 days' notice, at a redemption price equal to 100% of the principal amount thereof. In addition, we will pay interest (including contingent interest) on the notes being redeemed, including those notes which are converted into our common stock after the date the notice of the redemption is mailed and prior to the redemption date. This interest will include interest accrued and unpaid to, but excluding, the redemption date. If the redemption date is an interest payment date, we will pay the interest to the holder of record on the corresponding record date, which may or may not be the same person to whom we will pay the redemption price.

    PARTIAL REDEMPTION

    If we do not redeem all of the notes, the trustee will select the notes to be redeemed in principal amounts of $1,000 or whole multiples of $1,000 by lot or on a pro rata basis. If any notes are to be redeemed in part only, we will issue a new note in principal amount equal to the unredeemed principal portion thereof. If a portion of your notes is selected for partial redemption and prior to such redemption you convert a portion of your notes, the converted portion will be deemed to be taken from the portion selected for redemption.

REPURCHASE AT OPTION OF HOLDERS

    OPTIONAL PUT

    On April 1 of 2004, 2007, 2012 and 2017, a holder may require us to repurchase all or a portion of its notes for which the holder has properly delivered and not withdrawn a written repurchase notice, subject to certain additional conditions, at a repurchase price equal to 100% of the principal amount of those notes plus any accrued and unpaid interest, including contingent interest, on those notes to, but excluding, the repurchase date. Holders may submit their notes for repurchase to the paying agent at any time from the opening of business on the date that is 20 business days prior to the repurchase date until the close of business on the third business day prior to the repurchase date.

    We will pay the repurchase price, at our option, in cash, common stock or a combination of cash and shares of our common stock.

    We will be required to give notice at least 20 business days prior to each repurchase date to all holders at their addresses shown in the register of the registrar and to beneficial owners as required by applicable law stating among other things:

    - whether we will pay the repurchase price of notes in cash or common stock or any combination thereof, specifying the percentages of each;

    - if we elect to pay any portion of the repurchase price in common stock, the method of calculating the number of shares of our common stock to be issued in payment of the specified portion of the repurchase price; and

    - the procedures that holders must follow to require us to repurchase their notes as described below.

    The repurchase notice given by each holder electing to require us to repurchase notes must be received by the paying agent no later than the close of business on the third business day prior to the repurchase date and must state certain information, including:

    - the certificate numbers of the holder's notes to be delivered for repurchase;

    - the portion of the principal amount of notes to be repurchased, which must be $1,000 or an integral multiple of $1,000;

    - that the notes are to be repurchased by us pursuant to the applicable provision of the indenture; and

    - if we elect to pay the repurchase price in common stock, in whole or in part, but the repurchase price is ultimately to be paid to the holder entirely in cash because any of the conditions to payment of the repurchase price or portion of the repurchase price in common stock is not satisfied prior to the close of business on the repurchase date, as described below, whether the holder elects:

       - to withdraw the repurchase notice as to some or all of the notes to which it relates; or

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       - to receive cash in such event in respect of the entire repurchase price for all notes or portions of notes subject to such repurchase notice.

    If a holder fails to indicate the holder's choice with respect to the election described in the final bullet point above, the holder shall be deemed to have elected to receive cash in respect of the entire repurchase price for all notes subject to the repurchase notice in these circumstances.

    A holder may withdraw any repurchase notice by delivering a written notice of withdrawal to the paying agent prior to the close of business on the repurchase date. The notice of withdrawal shall state certain information, including:

    - the principal amount of notes being withdrawn;

    - the certificate numbers of the notes being withdrawn; and

    - the principal amount, if any of the notes that remain subject to the repurchase notice.

    If we elect to pay the repurchase price, in whole or in part, in shares of our common stock, the number of shares of common stock to be delivered by us shall be equal to the portion of the repurchase price to be paid in our common stock divided by the prevailing market price of a share of our common stock. The "prevailing market price" of our common stock means the average of the volume weighted daily average sale prices of our common stock for the 10 trading days ending on the business day immediately prior to the applicable repurchase date. If the business day immediately prior to the applicable repurchase date is not a trading day, the 10 trading days will end on the last trading day prior to such business day.

    We will adjust the prevailing market price to take into account the occurrence, during the period commencing on the first of such trading days during such 10 trading day period and ending on such repurchase date, of certain events that would result in an adjustment of the conversion rate with respect to our common stock.

    The "sale price" of our common stock on any date shall be determined as described above under "--Resetting the Spread."

    Because the market price of our common stock is determined prior to the applicable repurchase date, holder of notes bear the market risk with respect to the value of our common stock to be received from the date such market price is determined to such repurchase date. We may pay the repurchase price or any portion of the repurchase price in common stock only if the information necessary to calculate the market price is published in a daily newspaper of national circulation.

    In addition to the above conditions, our right to repurchase notes, in whole or in part, with common stock is subject to our satisfying various conditions, including:

    - the listing of such common stock on the principal United States securities exchange on which our common stock is then listed or, if not so listed, on Nasdaq;

    - the registration of our common stock under the Securities Act and the Exchange Act, if required; and

    - any necessary qualification or registration under applicable state securities law, or the availability of an exemption from such qualification and registration.

    If these conditions are not satisfied with respect to a holder prior to the close of business on a repurchase date, we will pay the repurchase price of the notes of the holder entirely in cash. We may not change the form or components or percentages of components of consideration to be paid for the notes once we have given the notice that we are required to give to holders of notes, except as described in the first sentence of this paragraph.

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    In connection with any repurchase we will, to the extent applicable:

    - comply with the provisions of Rule 13e-4, Rule 14e-1 and any other tender offer rules under the Exchange Act which may then be applicable; and

    - file Schedule TO or any other required schedule under the Exchange Act.

    Our obligation to pay the repurchase price for notes for which a repurchase notice has been delivered and not validly withdrawn is conditioned upon the holder delivering the notes, together with necessary endorsements, to the paying agent at any time after delivery of the repurchase notice. We will cause the purchase price for the notes to be paid promptly following the later of the repurchase date or the time of delivery of the notes, together with such endorsements.

    If, on the business day following the repurchase date, the paying agent holds money sufficient to pay the purchase price of the notes for which a repurchase notice has been given in accordance with the terms of the indenture, then, immediately after the repurchase date, the notes will cease to be outstanding and interest on the notes will cease to accrue, whether or not the notes are delivered to the paying agent. Thereafter, all other rights of the holder shall terminate, other than the right to receive the purchase price upon delivery of the notes.

    Our ability to repurchase notes for cash may be limited by restrictions on our ability to obtain funds for such repurchase through dividends from our subsidiaries and the terms of our then existing borrowing agreements.

    CHANGE OF CONTROL PUT

    If a change of control occurs, you will have the right to require us to repurchase all or a portion of your notes not previously called for redemption, or any portion of those notes that is equal to $1,000 or a whole multiple of $1,000. The repurchase price is equal to 100% of the principal amount of the notes to be repurchased. We will also pay interest (including contingent interest) accrued and unpaid to, but excluding, the repurchase date. Notwithstanding the foregoing, you will not have a right to require us to repurchase the notes unless prior to that repurchase we have made any applicable change of control offers required by our senior debt and have purchased all senior debt validly tendered for payment in connection with such change of control offers.

    Within 30 days after the occurrence of a change of control, we are required to give you notice of the occurrence of the change of control and of your resulting repurchase right. The repurchase date is 30 days after the date we give notice of a change of control. To exercise the repurchase right, you must deliver prior to the close of business on the business day immediately preceding the repurchase date, written notice to the trustee of your exercise of your repurchase right, together with the notes with respect to which your right is being exercised. You may withdraw this notice by delivering to the paying agent a notice of withdrawal prior to the close of business on the business day immediately preceding the repurchase date.

    A "change of control" will be deemed to have occurred at such time after the original issuance of the notes when any of the following has occurred:

    - the acquisition by any person, including any syndicate or group deemed to be a "person" under Section 13(d)(3) of the Securities Exchange Act of 1934, as amended, of beneficial ownership, directly or indirectly, through a purchase, merger or other acquisition transaction or series of purchase, merger or other acquisition transactions of shares of our capital stock entitling that person to exercise 50% or more of the total voting power of all shares of our capital stock entitled to vote generally in elections of directors, other than any acquisition by us, any of our subsidiaries or any of our employee benefit plans (except that such person shall be deemed to have beneficial ownership of all securities that such person has the right to acquire, whether such right is currently exercisable or is exercisable only upon the occurrence of a subsequent condition); or

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    - the first day on which a majority of the members of the board of directors of Lehman Brothers Holdings are not continuing directors; or

    - the consolidation or merger of us with or into any other person, any merger of another person into us, or any conveyance, transfer, sale, lease or other disposition of all or substantially all of our properties and assets to another person, other than:

       (1) any transaction:

           - that does not result in any reclassification, conversion, exchange or cancellation of outstanding shares of our capital stock; and

           - pursuant to which holders of our capital stock immediately prior to such transaction have the entitlement to exercise, directly or indirectly, 50% or more of the total voting power of all shares of our capital stock entitled to vote generally in elections of directors of the continuing or surviving person immediately after giving effect to such issuance; and

       (2) any merger solely for the purpose of changing our jurisdiction of incorporation and resulting in a reclassification, conversion or exchange of outstanding shares of common stock solely into shares of common stock of the surviving entity.

However, a change of control will be deemed not to have occurred if:

    - the closing sale price per share of our common stock for any five trading days within:

       - the period of 10 consecutive trading days ending immediately after the later of the change of control or the public announcement of the change of control, in the case of a change of control under the first bullet point above, or

       - the period of 10 consecutive trading days ending immediately before the change of control, in the case of a change of control under the second bullet point above, equals or exceeds 110% of the conversion price of the notes in effect on each such trading day; or

    - at least 90% of the consideration in the transaction or transactions constituting a change of control consists of shares of common stock traded or to be traded immediately following such change of control on a national securities exchange or the Nasdaq National Market and, as a result of the transaction or transactions, the notes become convertible solely into such common stock (and any rights attached thereto).

    The beneficial owner shall be determined in accordance with Rule 13d-3 promulgated by the SEC under the Exchange Act. The term "person" includes any syndicate or group that would be deemed to be a "person" under Section 13(d)(3) of the Exchange Act.

    The term "continuing directors" means, as of any date of determination, any member of the board of directors of Lehman Brothers Holdings who:

    - was a member of the board of directors on March 26, 2002; or

    - was nominated for election or elected to the board of directors with the approval of two-thirds of the continuing directors who were members of the board at the time of a new director's nomination or election.

    Rule 13e-4 under the Exchange Act requires the dissemination of certain information to security holders if an issuer tender offer occurs and may apply if the repurchase option becomes available to holders of the notes. We will comply with this rule to the extent applicable at that time.

    We may, to the extent permitted by applicable law, at any time purchase the notes in the open market or by tender at any price or by private agreement. Any notes so purchased by us may, to the extent permitted by

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applicable law, be reissued or resold or may be surrendered to the trustee for cancellation. Any notes surrendered to the trustee may not be reissued or resold and will be canceled promptly.

    The foregoing provisions would not necessarily protect holders of the notes if highly leveraged or other transactions involving us occur that may adversely affect holders.

    Our ability to repurchase notes upon the occurrence of a change in control is subject to important limitations. The occurrence of a change of control could cause an event of default under, or be prohibited or limited by, the terms of senior debt that we may incur in the future. Further, we cannot assure you that we would have the financial resources, or would be able to arrange financing, to pay the repurchase price for all the notes that might be delivered by holders of notes seeking to exercise the repurchase right. Any failure by us to repurchase the notes when required following a change of control would result in an event of default under the indenture. Any such default may, in turn, cause a default under senior debt that we may incur in the future.

EVENTS OF DEFAULT

    In addition to each of the events of default described in the attached prospectus under "Description of the Debt Securities--Defaults," each of the following will constitute an event of default:

    (1) our failure to convert notes into shares of our common stock upon exercise of a holder's conversion right; and

    (2) our failure to pay an installment of contingent interest on any of the notes for 30 days after the date when due.

MODIFICATIONS

    In addition to those matters discussed in the attached prospectus under "Description of Debt Securities--Modification of the Indentures," no modification to the indenture or the rights of the holders of notes may:

    - impair or adversely affect the conversion rights of any holder of notes;

    - alter the manner of calculation or rate of accrual of interest, or contingent interest on any notes or extend the payment of any such amount;

    - except as otherwise permitted or contemplated by provisions concerning corporate reorganizations, adversely affect the repurchase option of holders upon a change of control or the conversion rights of holders of the notes; or

    - modify the redemption provisions of the notes in a manner adverse to the holders of notes.

INFORMATION CONCERNING THE TRUSTEE

    Citibank, N.A., as trustee under the indenture, has been appointed by us as paying agent, calculation agent, conversion agent, registrar and custodian with regard to the notes.

CALCULATIONS IN RESPECT OF NOTES

    We will be responsible for making many of the calculations called for under the notes. These calculations include, but are not limited to, determination of the trading prices of the notes and of our common stock and amounts of contingent interest payments, if any, payable on the notes. We will make all these calculations in good faith and, absent manifest error, our calculations will be final and binding on holders of notes. We will provide a schedule of our calculations to the trustee, and the trustee is entitled to rely conclusively on the accuracy of our calculations without independent verification.

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            CERTAIN UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS

    The following is a summary of the material United States federal income tax consequences of the purchase, ownership, and disposition of the notes, and where noted, the common stock, as of the date of this prospectus supplement. Except where noted, this summary deals only with a note held as a capital asset by a United States holder who purchases the note on original issuance at its initial offering price, and it does not deal with special situations. For example, this summary does not address:

    - tax consequences to holders who may be subject to special tax treatment, such as dealers in securities or currencies, traders in securities that elect to use the mark-to-market method of accounting for their securities, financial institutions, regulated investment companies, real estate investment trusts, tax-exempt entities or insurance companies;

    - tax consequences to persons holding the notes as part of a hedging, integrated, constructive sale or conversion transaction or a straddle;

    - tax consequences to holders of the notes whose "functional currency" is not the United States dollar;

    - alternative minimum tax consequences, if any; or

    - any state, local or foreign tax consequences.

    The discussion below is based upon the provisions of the Internal Revenue Code of 1986, as amended (the Code), and regulations, rulings and judicial decisions as of the date of this prospectus supplement. Those authorities may be changed, perhaps retroactively, so as to result in United States federal income tax consequences different from those discussed below.

    If a partnership holds the notes, the tax treatment of a partner will generally depend upon the status of the partner and the activities of the partnership. If you are a partner of a partnership holding the notes, you should consult your tax advisors.

    No statutory, administrative or judicial authority directly addresses the treatment of the notes or instruments similar to the notes for United States federal income tax purposes. No rulings have been sought or are expected to be sought from the Internal Revenue Service (the IRS) with respect to any of the United States federal income tax consequences discussed below. As a result, we cannot assure you that the IRS will agree with the tax characterizations and the tax consequences described below.

    IF YOU ARE CONSIDERING PURCHASING THE NOTES, YOU SHOULD CONSULT YOUR TAX ADVISORS CONCERNING THE UNITED STATES FEDERAL INCOME TAX CONSEQUENCES IN LIGHT OF YOUR PARTICULAR SITUATION AND ANY CONSEQUENCES ARISING UNDER THE LAWS OF ANY OTHER TAXING JURISDICTION.

CLASSIFICATION OF THE NOTES

    Under the indenture governing the notes, we and each holder of the notes agree, for United States federal income tax purposes, to treat the notes as indebtedness that is subject to the regulations governing contingent payment debt instruments (the Contingent Debt Regulations) in the manner described below. The remainder of this discussion assumes that the notes will be so treated and does not address any possible differing treatments of the notes. However, the application of the Contingent Debt Regulations to instruments such as the notes is uncertain in several respects, and no rulings have been sought from the IRS or a court with respect to any of the tax consequences discussed below. Accordingly, no assurance can be given that the IRS or a court will agree with the treatment described herein. Any differing treatment could affect the amount, timing and character of income, gain or loss in respect of an investment in the notes. In particular, a holder might be required to accrue original issue discount at a lower rate, might not recognize income, gain or loss upon conversion of the notes to common stock, and might recognize capital gain or loss upon a taxable disposition of its notes. HOLDERS SHOULD CONSULT THEIR OWN TAX ADVISORS CONCERNING THE TAX TREATMENT OF HOLDING THE NOTES.

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UNITED STATES HOLDERS

    The following discussion is a summary of certain United States federal income tax consequences that will apply to you if you are a United States holder of notes.

    For purposes of this discussion, a United States holder is a beneficial owner of a notes that is:

    - a citizen or resident of the United States;

    - a corporation or partnership created or organized in or under the laws of the United States or any political subdivision of the United States;

    - an estate the income of which is subject to United States federal income taxation regardless of its source; or

    - a trust that (1) is subject to the primary supervision of a court within the United States and one or more United States persons have authority to control all substantial decisions of the trust or (2) has a valid election in effect under applicable United States Treasury regulations to be treated as a United States person.

    ACCRUAL OF INTEREST

    Under the Contingent Debt Regulations, actual cash payments on the notes, including payments of contingent interest, if any, will not be reported separately as taxable income, but will be taken into account under such regulations. As discussed more fully below, the effect of these Contingent Debt Regulations will be to:

    - require you, regardless of your usual method of tax accounting, to use the accrual method with respect to the notes;

    - require you to accrue original issue discount at the comparable yield (as described below) which will be substantially in excess of interest payments actually received by you; and

    - generally result in ordinary rather than capital treatment of any gain, and to some extent loss, on the sale, exchange, repurchase or redemption of the notes.

    You will be required to accrue an amount of original issue discount for United States federal income tax purposes, for each accrual period prior to and including the maturity date of the notes that equals:

    - the product of (i) the adjusted issue price (as defined below) of the notes as of the beginning of the accrual period; and (ii) the comparable yield (as defined below) of the notes, adjusted for the length of the accrual period;

    - divided by the number of days in the accrual period; and

    - multiplied by the number of days during the accrual period that you held the notes.

    The issue price of a note will be the first price at which a substantial amount of the notes is sold to the public, excluding bond houses, brokers or similar persons or organizations acting in the capacity of underwriters, placement agents or wholesalers. The adjusted issue price of a note will be its issue price increased by any original issue discount previously accrued, determined without regard to any adjustments to original issue discount accruals described below, and decreased by the projected amounts of any payments previously made with respect to the note.

    Under the Contingent Debt Regulations, you will be required to include original issue discount in income each year, regardless of your usual method of tax accounting, based on the comparable yield of the notes. We have determined the comparable yield of the notes based on the rate, as of the initial issue date, at which we would issue a fixed rate, nonconvertible debt instrument with no contingent payments but with

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terms and conditions similar to the notes. Accordingly, we have determined that the comparable yield is an annual rate of 4.53%, compounded quarterly.

    We are required to furnish to you the comparable yield and, solely for tax purposes, a projected payment schedule that estimates the amount and timing of interest payments and the payment upon maturity on the notes taking into account the fair market value of the common stock that might be paid upon a conversion or repurchase of the notes. You may obtain the projected payment schedule by submitting a written request for it to us at the address set forth in "Where You Can Find More Information". By purchasing a note, you agree in the indenture to be bound by our determination of the comparable yield and projected payment schedule. For United States federal income tax purposes, you must use the comparable yield and the schedule of projected payments in determining your original issue discount accruals, and the adjustments thereto described below, in respect of the notes.

    THE COMPARABLE YIELD AND THE PROJECTED PAYMENT SCHEDULE ARE NOT PROVIDED FOR ANY PURPOSE OTHER THAN THE DETERMINATION OF YOUR ORIGINAL ISSUE DISCOUNT AND ADJUSTMENTS THEREOF IN RESPECT OF THE NOTES AND DO NOT CONSTITUTE A PROJECTION OR REPRESENTATION REGARDING THE ACTUAL AMOUNT OF THE PAYMENTS ON A NOTE.

    ADJUSTMENTS TO INTEREST ACCRUALS ON THE NOTES

    If the actual payments made on the notes differ from the projected payments, adjustments will be made for the difference. If, during any taxable year, you receive actual payments with respect to the notes for that taxable year that in the aggregate exceed the total amount of projected payments for the taxable year, you will incur a positive adjustment equal to the amount of such excess. Such positive adjustment will be treated as additional original issue discount in such taxable year. For these purposes, the payments in a taxable year include the fair market value of property received in that year. If you receive in a taxable year actual payments with respect to the notes for that taxable year that in the aggregate are less than the amount of projected payments for that taxable year, you will incur a negative adjustment equal to the amount of such deficit. A negative adjustment will:

    - first, reduce the amount of original issue discount required to be accrued in the current year;

    - second, any negative adjustments that exceed the amount of original issue discount accrued in the current year will be treated as ordinary loss to the extent of your total prior original issue discount inclusions with respect to the notes, reduced to the extent such prior original issue discount was offset by prior negative adjustments; and

    - third, any excess negative adjustments will be treated as a regular negative adjustment in the succeeding taxable year.

    SALE, EXCHANGE, CONVERSION, REPURCHASE OR REDEMPTION

    Upon the sale, exchange, conversion, repurchase or redemption of a note, you will recognize gain or loss equal to the difference between your amount realized and your adjusted tax basis in the note. As a holder of a note, you agree that under the Contingent Debt Regulations, we will report the amount realized as including the fair market value of our stock that you receive on conversion or repurchase as a contingent payment. Such gain on a note generally will be treated as ordinary income. Loss from the disposition of a note will be treated as ordinary loss to the extent of your prior net original issue discount inclusions with respect to the note. Any loss in excess of that amount will be treated as capital loss, which will be long-term if the notes were held for greater than one year. The deductibility of net capital losses by individuals and corporations is subject to limitations.

    Special rules apply in determining the tax basis of a note. Your basis in a note is generally increased by original issue discount (before taking into account any adjustments) you previously accrued on the note, and reduced by the projected amount of any payments previously scheduled to be made.

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    Under this treatment, your tax basis in the common stock received upon conversion or repurchase of a note will equal the then current fair market value of such common stock. Your holding period for our common stock received will commence on the day of conversion or repurchase.

    Given the uncertain tax treatment of instruments such as the notes, you should contact your tax advisors concerning the tax treatment on conversion of a note and the ownership of the common stock.

    CONSTRUCTIVE DISTRIBUTIONS

    The conversion price of the notes will be adjusted in certain circumstances. Under section 305(c) of the Code, adjustments (or failures to make adjustments) that have the effect of increasing your proportionate interest in our assets or earnings may in some circumstances result in a deemed distribution to you. Any deemed distributions will be taxable as a dividend, return of capital, or capital gain in accordance with the earnings and profits rules under the Code.

NON-UNITED STATES HOLDERS

    The following is a summary of the United States federal tax consequences that will apply to you if you are a non-United States holder of notes or shares of common stock. The term "non-United States holder" means a beneficial owner of a note or share of common stock that is not a United States holder.

    Special rules may apply to certain non-United States holders such as "controlled foreign corporations", "passive foreign investment companies", "foreign personal holding companies", corporations that accumulate earnings to avoid federal income tax or, in certain circumstances, individuals who are United States expatriates. Such non-United States holders should consult their own tax advisors to determine the United States federal, state, local and other tax consequences that may be relevant to them.

    PAYMENTS WITH RESPECT TO THE NOTES

    The 30% United States federal withholding tax will not apply to any payment to you of principal or interest (including amounts taken into income under the accrual rules described above under "--United States Holders" and a payment of common stock pursuant to a conversion or repurchase) on a note, provided that:

    - you do not actually or constructively own 10% or more of the total combined voting power of all classes of our stock that are entitled to vote within the meaning of Section 871(h)(3) of the Code;

    - you are not a controlled foreign corporation that is related to us through stock ownership;

    - you are not a bank whose receipt of interest (including original issue discount) on a note is described in Section 881(c)(3)(A) of the Code;

    - our common stock continues to be actively traded within the meaning of
      Section 871(h)(4)(C)(v)(1) of the Code;

    - we are not a "United States real property holding corporation" or our stock continues to be regularly traded on an established securities market and you hold or held (at any time during the shorter of the five year period preceding the disposition of your notes or your holding period) no more than 5% of our common stock; and

    - (a) you provide your name and address, and certify, under penalties of perjury, that you are not a United States person (which certification may be made on an IRS Form W-8BEN (or other applicable form)) or (b) you hold your notes through certain foreign intermediaries and you satisfy the certification requirements of applicable United States Treasury regulations. Special certification rules apply to holders that are pass-through entities.

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    If you cannot satisfy the requirements described above, payments of interest
(including original issue discount) will be subject to the 30% United States federal withholding tax, unless you provide us with a properly executed (1) IRS Form W-8BEN (or other applicable form) claiming an exemption from or reduction in withholding under the benefit of an applicable tax treaty or (2) IRS
Form W-8ECI (or other applicable form) stating that interest (including original issue discount) paid on the notes is not subject to withholding tax because it is effectively connected with your conduct of a trade or business in the United States.

    If you are engaged in a trade or business in the United States and interest (including original issue discount) on a note is effectively connected with the conduct of that trade or business, you will be subject to United States federal income tax on that interest on a net income basis (although exempt from the 30% withholding tax provided you satisfy the certification requirements described above) in the same manner as if you were a United States person as defined under the Code. In addition, if you are a foreign corporation, you may be subject to a "branch profits tax" equal to 30% (or lower applicable treaty rate) of your earnings and profits for the taxable year, subject to adjustments, that are effectively connected with your conduct of a trade or business in the United States.

    Notwithstanding satisfaction of the bullet points described above under "Payments with Respect to the Notes," a 30% United States federal withholding tax may nonetheless be imposed to the extent interest on the notes is adjusted to equal the adjusted interest rate, as described above under "Description of the Notes--Interest Rate Adjustment." In such a case, the interest would likely not be eligible for the exemption from withholding. However, withholding could be reduced or eliminated in the manner described in the paragraph immediately following the five bullet points above.

    PAYMENTS ON COMMON STOCK AND CONSTRUCTIVE DIVIDENDS

    Any dividends paid to you with respect to the shares of common stock (and any deemed dividends resulting from certain adjustments, or failure to make adjustments, to the number of shares of common stock to be issued upon conversion, see "--United States Holders--Constructive Distributions" above) will be subject to withholding tax at a 30% rate or such lower rate as may be specified by an applicable income tax treaty. However, dividends that are effectively connected with the conduct of a trade or business within the United States and, where a tax treaty applies, are attributable to a United States permanent establishment, are not subject to the withholding tax, but instead are subject to United States federal income tax on a net income basis at applicable graduated individual or corporate rates. Certain certification and disclosure requirements must be complied with in order for effectively connected income to be exempt from withholding. Any such effectively connected dividends received by a foreign corporation may, under certain circumstances, be subject to an additional "branch profits tax" at a 30% rate or such lower rate as may be specified by an applicable income tax treaty.

    A non-United States holder of shares of common stock who wishes to claim the benefit of an applicable treaty rate is required to satisfy applicable certification and other requirements. If you are eligible for a reduced rate of United States withholding tax pursuant to an income tax treaty, you may obtain a refund of any excess amounts withheld by filing an appropriate claim for refund with the IRS.

    SALE, EXCHANGE, REDEMPTION OR REPURCHASE OF SHARES OF COMMON STOCK

    Any gain realibed upon the sale, exchange, redemption, repurchase or other disposition of a share of common stock generally will not be subject to United States federal income tax unless:

    - that gain is effectively connected with the conduct of a trade or business in the United States by you,

    - you are an individual who is present in the United States for 183 days or more in the taxable year of that disposition, and certain other conditions are met, or

    - we are or have been a "United States real property holding corporation" for United States federal income tax purposes.

    An individual non-United States holder described in the first bullet point above will be subject to United States federal income tax on the net gain derived from the sale. An individual non-United States holder described in the second bullet point above will be subject to a flat 30% United States federal income tax on the gain derived from the sale, which may be offset by United States source capital losses, even though the holder is not considered a resident of the United States. A non-United States holder that is a foreign corporation and is described in the first bullet point above will be subject to tax on gain under regular graduated United States federal income tax rates and, in addition, may be subject to a "branch profits tax" at a 30% rate or a lower rate if so specified by an applicable income tax treaty.

    We have not determined whether we are a "United States real property holding corporation" for United States federal income tax purposes. If we are or become a "United States real property holding corporation" and our common stock is and continues to be regularly traded on an established securities market, only a non-United States holder of common stock who holds or held (at any time during the shorter of the five year period preceding the date of disposition or the holder's holding period) more than 5% of our common stock will be subject to United States federal income tax on the disposition of our common stock.

    UNITED STATES FEDERAL ESTATE TAX

    The United States federal estate tax will not apply to notes owned by you at the time of your death, provided that (1) you do not own 10% or more of the total combined voting power of all classes of our voting stock (within the meaning of the Code and the United States Treasury regulations) and
(2) interest on the notes would not have been, if received at the time of your death, effectively connected with your conduct of a trade or business in the United States. However, shares of common stock held by you at the time of your death will be included in your gross estate for United States federal estate tax purposes unless an applicable estate tax treaty provides otherwise.

BACKUP WITHHOLDING AND INFORMATION REPORTING

    If you are a United States holder of notes, information reporting requirements will generally apply to all payments we make to you and the proceeds from a sale of a note or share of common stock made to you, unless you are an exempt recipient such as a corporation. A backup withholding tax will apply to those payments if you fail to provide a taxpayer identification number, or a certification of exempt status, or if you fail to report in full interest income.

    In general, if you are a non-United States holder you will not be subject to backup withholding and information reporting with respect to payments that we make to you provided that we do not have actual knowledge or reason to know that you are a United States person and you have given us the statement described above under "--Non-United States Holders--Payments With Respect to the Notes." We must report annually to the IRS and to each non-United States holder the amount of dividends paid to such holder and the tax withheld with respect to such dividends, regardless of whether withholding was required.

    In addition, if you are a non-United States holder you will not be subject to backup withholding or information reporting with respect to the proceeds of the sale of a note or share of common stock within the United States or conducted through certain United States-related financial intermediaries, if the payor receives the statement described above and does not have actual knowledge or reason to know that you are a United States person, as defined under the Code, or you otherwise establish an exemption.

    Any amounts withheld under the backup withholding rules will be allowed as a refund or a credit against your United States federal income tax liability provided the required information is furnished to the IRS.

                                  UNDERWRITING

    Under the underwriting agreement, which will be filed as an exhibit to a current report on form 8-K and incorporated by reference into this prospectus supplement and the accompanying prospectus and which will be substantially similar to the form of debt securities underwriting agreement filed as an exhibit to the registration statement of which this prospectus supplement and the accompanying prospectus are a part, the underwriter, Lehman Brothers Inc., has agreed to purchase the notes from us.

    The underwriting agreement provides that the underwriter's obligations to purchase the notes depend on the satisfaction of the conditions contained in the underwriting agreement, including:

    - the representations and warranties made by us to the underwriter are true;

    - there is no material change in the financial markets; and

    - we deliver customary closing documents to the underwriter.

    We have granted the underwriter an option to purchase, within 13 days of the original date of issuance, in whole or in part, up to an aggregate of an additional $75,000,000 principal amount of notes at the public offering price less the underwriting discount shown on the cover page of this prospectus supplement. This option may be exercised to cover over-allotments, if any, made in connection with this offering. To the extent that the option is exercised, the underwriter will be obligated, so long as the conditions set forth in the underwriting agreement are satisfied, to purchase these additional notes and we will be obligated to sell these additional notes to the underwriter.

    The underwriter has advised us that it proposes to offer the notes directly to the public at the public offering price set forth on the cover page of this prospectus supplement. If all the notes are not sold at the public offering price, the underwriter may change the offering price and other selling terms.

    The following table summarizes the underwriting discount we will pay to the underwriter. These amounts are shown assuming both no exercise and full exercise of the underwriter's over-allotment option to purchase up to an additional $75,000,000 principal amount of notes.

                                                              NO EXERCISE   FULL EXERCISE
                                                              -----------   -------------
Underwriting discount to be paid by Lehman Brothers Holdings
  Inc. per $1,000 principal amount of notes.................  $        20    $        20
Total.......................................................  $10,000,000    $11,500,000

    We estimate that the total expenses of this offering, excluding the underwriting discount will be approximately $750,000.

    The notes are new securities for which there is currently no trading market. We do not intend to apply for listing of the notes on any securities exchange or for inclusion of the notes in any automated quotation system. Due to certain regulatory restrictions arising from its affiliation with Lehman Brothers Holdings, the ability of the underwriter to make a market in the notes may be limited from time to time (although other broker-dealers unaffiliated with Lehman Brothers Holdings will not necessarily be subject to such limitations). Accordingly, we cannot assure you of the liquidity of, or trading market for, the notes.

    In connection with the offering, the rules of the SEC permit the underwriter to engage in certain transactions that stabilize the price of the notes; such transactions may consist of bids or purchases for the purpose of pegging, fixing or maintaining the price of the notes or the shares of common stock. If the underwriter creates a short position in the notes in connection with the offering (that is, if it sells a larger principal amount of the notes than is set forth on the cover page of this prospectus supplement), the underwriter may reduce that short position by purchasing notes in the open market.

    In general, purchases of a security for the purpose of stabilizing or to reduce a short position could cause the price of the security to be higher than it might otherwise be in the absence of such purchases. Neither

Lehman Brothers Holdings nor the underwriter can make any representation or prediction as to the direction or magnitude of any effect that the transactions described above may have on the price of the notes. In addition, neither Lehman Brothers Holdings nor the underwriter make any representation that the underwriter will in fact engage in such transactions, or that such transactions, once begun, will not be discontinued without notice.

    We have agreed that we will not offer, contract to sell, pledge or otherwise dispose of, directly or indirectly, or file with the Securities and Exchange Commission a registration statement under the Securities Act relating to, any shares of our common stock or securities convertible into or exchangeable or exercisable for any shares of our common stock, or publicly disclose the intention to make any such offer, sale, pledge, disposition or filing, without the prior written consent of Lehman Brothers Inc. for a period of 90 days after the date of this prospectus supplement, except issuances pursuant to the exercise of stock options outstanding on the date hereof or conversion of restricted stock units outstanding on the date hereof, grants of employee stock options or restricted stock units pursuant to the terms of a plan in effect on the date hereof, issuances pursuant to the exercise of such stock options or conversion of such restricted stock units, the filing of registration statements on Form S-8 and amendments thereto in connection with those stock options and restricted stock units or our employee stock purchase plans and employee savings plans in existence on the date hereof, issuances pursuant to direct stock purchase, dividend reinvestment, employee stock purchase plans and employee savings plans in place on the date hereof and the issuance of shares of our common stock or securities convertible into or exchangeable or exercisable for any shares of our common stock in acquisitions in which the acquiror of such shares or securities agrees to the foregoing restrictions.

    We have agreed to indemnify the underwriter against liabilities relating to this offering, including liabilities under the Securities Act and liabilities arising from breaches of the representations and warranties contained in the underwriting agreement, and to contribute to payments that the underwriter may be required to make for these liabilities.

    This prospectus supplement is not, and under no circumstances is to be construed as, an advertisement or a public offering of notes in Canada or any province or territory thereof. Any offer or sale of notes in Canada will be made only under an exemption from the requirements to file a prospectus supplement or prospectus and an exemption from the dealer registration requirement in the relevant province or territory of Canada in which such offer or sale is made.

    Purchasers of the notes offered by this prospectus supplement may be required to pay stamp taxes and other charges under the laws and practices of the country of purchase, in addition to the offering price listed on the cover page of this prospectus supplement.

    A prospectus in electronic format may be made available on the Internet sites or through other online services maintained by the underwriter or by its affiliates. In those cases, prospective investors may view offering terms online and, depending upon the underwriter, prospective investors may be allowed to place orders online. The underwriter may agree with us to allocate a specific amount of notes for sale to online brokerage account holders. Any such allocation for online distributions will be made by the underwriter on the same basis as other allocations.

    Other than the prospectus in electronic format, the information on the underwriter's web site and any information contained in any other web site maintained by the underwriter is not part of this prospectus supplement or the accompanying prospectus or the registration statement of which this prospectus supplement and the accompanying prospectus form a part, has not been approved or endorsed by us or the underwriter in its capacity as underwriter and should not be relied upon by investors.

    Lehman Brothers Inc. will not receive any benefit from this offering other than the underwriting discount set forth in this prospectus supplement.

    The underwriter and some of its affiliates have performed and expect to continue to perform financial advisory, investment banking, trustee or lending services for us and our affiliates in the ordinary course of business for which they have received and will receive customary compensation.

    The underwriting arrangements for this offering comply with the requirements of Rule 2720 of the NASD regarding member firms underwriting securities of their affiliates. No sales may be made to accounts over which the underwriter exercises discretionary authority without the prior written approval of the customer.

UNITED KINGDOM SELLING RESTRICTIONS

    The underwriter has represented and agreed that:

    - it and each of its affiliates have not offered or sold and will not offer or sell any notes to persons in the United Kingdom prior to the expiry of the period of six months from the issue date of the notes except to persons whose ordinary activities involve them in acquiring, holding, managing or disposing of investments (as principal or agent) for the purposes of their businesses or otherwise in circumstances which have not resulted and will not result in an offer to the public in the United Kingdom within the meaning of the Public Offers of Securities Regulations of 1995;

    - it and each of its affiliates have only communicated or caused to be communicated and will only communicate or cause to be communicated any invitation or inducement to engage in investment activity (within the meaning of Section 21 of the Financial Services and Markets Act 2000 (the "FSMA")) received by them in connection with the issue or sale of any notes in circumstances in which Section 21(1) of the FSMA does not apply to us; and

    - it and each of its affiliates have complied and will comply with all applicable provisions of the FSMA with respect to anything done by them in relation to the notes in, from or otherwise involving the United Kingdom.

PROSPECTUS

                                $24,821,567,094

                         LEHMAN BROTHERS HOLDINGS INC.

MAY OFFER--

                                DEBT SECURITIES
                                PREFERRED STOCK
                               DEPOSITARY SHARES
                                  COMMON STOCK

                                ----------------

    Lehman Brothers Holdings will provide the specific terms of these securities in supplements to this prospectus. You should read this prospectus and the accompanying prospectus supplement carefully before you invest.

    The securities offered pursuant to this prospectus are offered in an aggregate principal amount of up to $24,821,567,094 subject to reduction as a result of the sale under certain circumstances of other securities.

                             ---------------------

    Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus or any accompanying prospectus supplement is truthful or complete. Any representation to the contrary is a criminal offense.

                             ---------------------

June 14, 2001

                               PROSPECTUS SUMMARY

    This summary provides a brief overview of the key aspects of Lehman Brothers Holdings and all material terms of the offered securities that are known as of the date of this prospectus. For a more complete understanding of the terms of a particular issuance of offered securities, before making your investment decision, you should carefully read:

    - this prospectus, which explains the general terms of the securities that Lehman Brothers Holdings may offer;

    - the accompanying prospectus supplement for such issuance, which explains the specific terms of the securities being offered and which may update or change information in this prospectus; and

    - the documents referred to in "Where You Can Find More Information" on page 6 for information about Lehman Brothers Holdings, including its financial statements.

                         LEHMAN BROTHERS HOLDINGS INC.

    Lehman Brothers Holdings is one of the leading global investment banks, serving institutional, corporate, government and high-net-worth individual clients and customers. The company's worldwide headquarters in New York and regional headquarters in London and Tokyo are complemented by offices in additional locations in the United States, Europe, the Middle East, Latin America and the Asia Pacific region.

    The company's business includes capital raising for clients through securities underwriting and direct placements, corporate finance and strategic advisory services, private equity investments, securities sales and trading, research, and the trading of foreign exchange, derivative products and certain commodities. The company acts as a market-maker in all major equity and fixed income products in both the domestic and international markets. The company is a member of all principal securities and commodities exchanges in the United States, as well as the National Association of Securities Dealers, Inc., and holds memberships or associate memberships on several principal international securities and commodities exchanges, including the London, Tokyo, Hong Kong, Frankfurt, Paris and Milan stock exchanges.

    Lehman Brothers Holdings' principal executive office is at Three World Financial Center, New York, New York 10285, and its telephone number is
(212) 526-7000.

               THE SECURITIES LEHMAN BROTHERS HOLDINGS MAY OFFER

    Lehman Brothers Holdings may use this prospectus to offer up to $24,821,567,094 of:

    - debt securities,

    - preferred stock,

    - depositary shares, and

    - common stock.

    A prospectus supplement will describe the specific types, amounts, prices, and detailed terms of any of these offered securities.

    Since Lehman Brothers Holdings is a holding company, its cash flow and consequent ability to satisfy its obligations under the offered securities are dependent upon the earnings of its subsidiaries and the distribution of those earnings or loans or other payments by those subsidiaries to Lehman Brothers Holdings. Lehman Brothers Holdings' subsidiaries will have no obligation to pay any amount in respect of offered securities or to make any funds available therefor. Dividends, loans and other payments by Lehman Brothers Inc. and certain other subsidiaries, including payments to Lehman Brothers Holdings, are restricted by net capital and other rules of various regulatory bodies. Additionally, the ability of Lehman Brothers Holdings to participate as an equity holder in any distribution of assets of any subsidiary is generally subordinate to the claims of creditors of the subsidiary.

DEBT SECURITIES

    Debt securities are unsecured general obligations of Lehman Brothers Holdings in the form of senior or subordinated debt. Senior debt includes Lehman Brothers Holdings' notes, debt and guarantees and any other debt for money borrowed that is not subordinated. Subordinated debt, so designated at the time it is issued, would not be entitled to interest and principal payments if payments on the senior debt were not made.

    Debt securities may bear interest at a fixed or a floating rate and may provide that the amount payable at maturity, and/or the amount of interest payable on an interest payment date, will be determined by reference to:

    - securities of one or more issuers, including Lehman Brothers Holdings,

    - one or more currencies,

    - one or more commodities,

    - any other financial, economic or other measure or instrument, including the occurrence or non-occurrence of any event or circumstance, and/or

    - one or more indices or baskets of the items described above.

    For any particular debt securities Lehman Brothers Holdings offers, the prospectus supplement will describe the specific designation, the aggregate principal or face amount and the purchase price; the ranking, whether senior or subordinated; the stated maturity; the redemption terms, if any; the rate or manner of calculating the rate and the payment dates for interest, if any; the amount or manner of calculating the amount payable at maturity and whether that amount may be paid by delivering cash, securities or other property; and any other specific terms.

    The senior and subordinated debt will be issued under separate indentures between Lehman Brothers Holdings and a trustee. Below are summaries of the general features of the debt securities from these indentures. For a more detailed description of these features, see "Description of Debt Securities" below. You are also encouraged to read the indentures, which are incorporated by reference in or filed as exhibits to Lehman Brothers Holdings' registration statement no. 333-60474. You can obtain copies of these documents by following the directions on page 6.

    GENERAL INDENTURE PROVISIONS THAT APPLY TO SENIOR AND SUBORDINATED DEBT

    - Neither indenture limits the amount of debt that Lehman Brothers Holdings may issue or provides holders any protection should there be a highly leveraged transaction involving Lehman Brothers Holdings, although the indentures do limit Lehman Brothers Holdings' ability to pledge the stock of any subsidiary that meets the financial thresholds in the indenture. These thresholds are described below under "Description of Debt Securities." Each indenture allows for different types of debt securities, including indexed securities, to be issued in series.

    - The indentures allow Lehman Brothers Holdings to merge or to consolidate with another company, or sell all or substantially all of its assets to another company. If any of these events occur, the other company would be required to assume Lehman Brothers Holdings' responsibilities for the debt. Unless the transaction resulted in an event of default, Lehman Brothers Holdings would be released from all liabilities and obligations under the debt securities when the other company assumed its responsibilities.

    - The indentures provide that holders of 66 2/3% of the principal amount of the debt securities outstanding in any series may vote to change Lehman Brothers Holdings' obligations or your rights concerning those securities. However, changes to the financial terms of that security, including changes in the payment of principal or interest on that security or the currency of payment, cannot be made unless every holder of that security consents to the change.

    - Lehman Brothers Holdings may satisfy its obligations under the debt securities or be released from its obligation to comply with the limitations discussed above at any time by depositing sufficient amounts of cash or U.S. government securities with the trustee to pay Lehman Brothers Holdings' obligations under the particular securities when due.

    - The indentures govern the actions of the trustee with regard to the debt securities, including when the trustee is required to give notices to holders of the securities and when lost or stolen debt securities may be replaced.

    EVENTS OF DEFAULT

    The events of default specified in the indentures include:

    - failure to pay principal when due;

    - failure to pay required interest for 30 days;

    - failure to make a required scheduled installment payment for 30 days;

    - failure to perform other covenants for 90 days after notice; and

    - certain events of insolvency or bankruptcy, whether voluntary or not.

    REMEDIES

    If there were a default, the trustee or holders of 25% of the principal amount of debt securities outstanding in a series could demand that the principal be paid immediately. However, holders of a majority in principal amount of the securities in that series could rescind that acceleration of the debt securities.

PREFERRED STOCK

    Lehman Brothers Holdings may issue preferred stock with various terms to be established by its board of directors or a committee designated by the board. Each series of preferred stock will be more fully described in the particular prospectus supplement that will accompany this prospectus, including redemption provisions, rights in the event of liquidation, dissolution or winding up of Lehman Brothers Holdings, voting rights and conversion rights.

    Generally, each series of preferred stock will rank on an equal basis with each other series of preferred stock and will rank prior to Lehman Brothers Holdings' common stock. The prospectus supplement will also describe how and when dividends will be paid on the series of preferred stock.

DEPOSITARY SHARES

    Lehman Brothers Holdings may issue depositary shares representing fractional shares of preferred stock. Each particular series of depositary shares will be more fully described in the prospectus supplement that will accompany this prospectus.

    These depositary shares will be evidenced by depositary receipts and issued under a deposit agreement between Lehman Brothers Holdings and a bank or trust company. You are encouraged to read the standard form of the deposit agreement, which is incorporated by reference in Lehman Brothers Holdings' registration statement no. 333-60474. You can obtain copies of this document by following the directions on page 6.

COMMON STOCK

    Lehman Brothers Holdings may issue shares of common stock, par value $.10 per share. Holders of the common stock are entitled to receive dividends when declared by the board of directors. Each holder of common stock is entitled to one vote per share. The holders of common stock have no cumulative voting or preemptive rights.

FORM OF SECURITIES

    Lehman Brothers Holdings will generally issue the securities in book-entry form through one or more depositaries, such as The Depository Trust Company, Euroclear or Clearstream, Luxembourg. Each sale of a security in book-entry form will settle in immediately available funds through the depositary, unless otherwise stated. Lehman Brothers Holdings will issue the securities only in registered form, without coupons.

PAYMENT CURRENCIES

    Amounts payable in respect of the securities, including the purchase price, will be payable in U.S. dollars, unless the prospectus supplement states otherwise.

LISTING

    If any securities are to be listed or quoted on a securities exchange or quotation system, the applicable prospectus supplement will so state.

                                USE OF PROCEEDS

    Lehman Brothers Holdings will use the net proceeds it receives from any offering of these securities for general corporate purposes, primarily to fund its operating units and subsidiaries. Lehman Brothers Holdings may use some of the proceeds to refinance or extend the maturity of existing debt obligations. Lehman Brothers Holdings may use a portion of the proceeds from the sale of indexed notes to hedge its exposure to payments that it may have to make on such indexed notes as described below under "Use of Proceeds and Hedging."

                              PLAN OF DISTRIBUTION

    Lehman Brothers Holdings may sell the offered securities in any of the following ways:

    - to or through underwriters or dealers;

    - by itself directly;

    - through agents; or

    - through a combination of any of these methods of sale.

    The prospectus supplement will explain the ways Lehman Brothers Holdings sells specific securities, including the names of any underwriters and details of the pricing of the securities, as well as the commissions, concessions or discounts Lehman Brothers Holdings is granting the underwriters, dealers or agents.

    If Lehman Brothers Holdings uses underwriters in any sale, the underwriters will buy the securities for their own account and may resell the securities from time to time in one or more transactions, at a fixed public offering price or at varying prices determined at the time of sale. In connection with an offering, underwriters and selling group members and their affiliates may engage in transactions to stabilize, maintain or otherwise affect the market price of the securities, in accordance with applicable law.

    Lehman Brothers Holdings expects that the underwriters for any offering will include one or more of its broker-dealer affiliates. It also expects that one or more of these affiliates may offer and sell previously issued offered securities as part of their business, and may act as principals or agents in such transactions. Lehman Brothers Holdings or such affiliates may use this prospectus and the related prospectus supplements and pricing supplements in connection with these activities.

                      WHERE YOU CAN FIND MORE INFORMATION

    As required by the Securities Act of 1933, Lehman Brothers Holdings filed a registration statement (No. 333-60474) relating to the securities offered by this prospectus with the Securities and Exchange Commission. This prospectus is a part of that registration statement, which includes additional information.

    Lehman Brothers Holdings files annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy any document Lehman Brothers Holdings files at the SEC's public reference rooms in Washington, D.C., New York, New York and Chicago, Illinois. You can also request copies of the documents, upon payment of a duplicating fee, by writing the Public Reference Section of the SEC. Please call the SEC at 1-800-SEC-0330 for further information on the public reference rooms. These SEC filings are also available to the public from the SEC's web site at http://www.sec.gov.

    The SEC allows Lehman Brothers Holdings to "incorporate by reference" the information it files with the SEC, which means that it can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this prospectus. Information that Lehman Brothers Holdings files later with the SEC will automatically update information in this prospectus. In all cases, you should rely on the later information over different information included in this prospectus or the prospectus supplement. Lehman Brothers Holdings incorporates by reference the documents listed below and any future filings made with the SEC under Section 13(a), 13(c), 14, or 15(d) of the Securities Exchange Act of 1934:

    - Annual Report on Form 10-K for the year ended November 30, 2000, filed with the SEC on February 28, 2001;

    - Amendment No. 1 to Annual Report on Form 10-K for the year ended November 30, 2000, filed with the SEC on March 9, 2001;

    - Quarterly Report on Form 10-Q for the quarter ended February 28, 2001, filed with the SEC on April 16, 2001;

    - Current Reports on Form 8-K, filed with the SEC on January 4, January 5, February 27, March 13, March 21, April 26 (two filings), May 2, May 22, June 1 and June 14, 2001; and

    - Registration Statement on Form 8-A, filed on April 29, 1994.

    All documents Lehman Brothers Holdings files pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this prospectus and before the later of (1) the completion of the offering of the securities described in this prospectus and (2) the date affiliates of Lehman
Brothers Holdings stop offering securities pursuant to this prospectus shall be incorporated by reference in this prospectus from the date of filing of such documents.

    You may request a copy of these filings, at no cost, by writing or telephoning Lehman Brothers Holdings at the following address:

       Controller's Office
       Lehman Brothers Holdings Inc.
       Three World Financial Center
       New York, New York 10285
       (212) 526-0660
                            ------------------------

    YOU SHOULD RELY ONLY ON THE INFORMATION PROVIDED IN THIS PROSPECTUS AND THE PROSPECTUS SUPPLEMENT, AS WELL AS THE INFORMATION INCORPORATED BY REFERENCE. LEHMAN BROTHERS HOLDINGS HAS NOT AUTHORIZED ANYONE TO PROVIDE YOU WITH DIFFERENT INFORMATION. LEHMAN BROTHERS HOLDINGS IS NOT MAKING AN OFFER OF THESE SECURITIES IN ANY JURISDICTION WHERE THE OFFER IS NOT PERMITTED. YOU SHOULD NOT ASSUME THAT THE INFORMATION IN THIS PROSPECTUS, THE PROSPECTUS SUPPLEMENT OR ANY DOCUMENTS INCORPORATED BY REFERENCE IS ACCURATE AS OF ANY DATE OTHER THAN THE DATE OF THE APPLICABLE DOCUMENT.

                          USE OF PROCEEDS AND HEDGING

    GENERAL. Lehman Brothers Holdings will use the proceeds it receives from the sale of the offered securities for general corporate purposes, principally to:

    - fund the business of its operating units;

    - fund investments in, or extensions of credit or capital contributions to, its subsidiaries; and

    - lengthen the average maturity of liabilities, by reducing short-term liabilities or re-funding maturing indebtedness.

    Lehman Brothers Holdings expects to incur additional indebtedness in the future to fund its businesses. Lehman Brothers Holdings or an affiliate may enter into one or more swap agreements in connection with sales of the offered securities and may earn additional income from those transactions.

    HEDGING. Lehman Brothers Holdings or its subsidiaries may use all or some of the proceeds received from the sale of offered securities to purchase or maintain positions in securities or other assets that may underlie any offered securities, or in securities or other assets that may be used to determine an index or indices that the securities may be linked to. Lehman Brothers Holdings or its subsidiaries may also purchase or maintain positions in options, futures contracts, forward contracts or swaps, or options on such securities, or other derivative or similar instruments relating to any such securities, assets or indices. Lehman Brothers Holdings may also use the proceeds to pay the costs and expenses of hedging any currency, interest rate or other risk relating to offered securities.

    Lehman Brothers Holdings expects that it or its subsidiaries will increase or decrease their initial hedging position over time using techniques which help evaluate the size of any hedge based upon a variety of factors affecting the value of the underlying securities, assets or indices. These factors may include the history of price changes in those underlying securities, assets or indices and the time remaining to maturity. Lehman Brothers Holdings may take long or short positions in undertaking any such hedging. These hedging activities may occur from time to time before the offered securities mature and will depend on market conditions.

    In addition, Lehman Brothers Holdings or its subsidiaries may purchase or otherwise acquire long or short positions in the offered securities themselves from time to time and may, in their sole discretion, hold, resell, exercise, cancel or retire such offered securities. Lehman Brothers Holdings or its subsidiaries may also take hedging positions in other types of appropriate financial instruments that may become available in the future.

    If Lehman Brothers Holdings or its subsidiaries have long hedge positions, they may liquidate all or a portion of their holdings at or about the time of the maturity of the offered securities. The aggregate amount and type of such positions are likely to vary over time depending on future market conditions and other factors. Lehman Brothers Holdings is only able to determine profits or losses from any such position when the position is closed out and any offsetting position or positions are taken into account.

    Lehman Brothers Holdings has no reason to believe that its hedging activities will have a material impact on the price of such options, swaps, futures contracts, options on the foregoing, or other derivative or similar instruments, or on the value of the underlying securities, assets or indices. However, Lehman Brothers Holdings cannot guarantee to you that its hedging activities will not affect such prices or value.

RATIO OF EARNINGS TO FIXED CHARGES AND OF EARNINGS TO COMBINED FIXED CHARGES AND
                           PREFERRED STOCK DIVIDENDS

                                                                                                                THREE
                                                                                                               MONTHS
                                                                   YEAR ENDED NOVEMBER 30,                      ENDED
                                                     ----------------------------------------------------   FEBRUARY 28,
                                                       1996       1997       1998       1999       2000         2001
                                                     --------   --------   --------   --------   --------   ------------
Ratio of Earnings to Fixed Charges.................    1.06       1.07       1.07       1.12       1.14          1.12
Ratio of Earnings to Combined Fixed Charges
  and Preferred Stock Dividends....................    1.05       1.06       1.06       1.10       1.12          1.11

                         DESCRIPTION OF DEBT SECURITIES

    Please note that in this section entitled "Description of Debt Securities," references to Lehman Brothers Holdings refer only to Lehman Brothers Holdings and not to its consolidated subsidiaries. Also, in this section, references to "holders" mean those who own debt securities registered in their own names, on the books that Lehman Brothers Holdings or the trustee maintains for this purpose, and not those who own beneficial interests in debt securities registered in street name or in debt securities issued in book-entry form through one or more depositaries. Owners of beneficial interests in the debt securities should read the section below entitled "Book-Entry Procedures and Settlement."

GENERAL

    The debt securities offered by this prospectus will be unsecured obligations of Lehman Brothers Holdings and will be either senior or subordinated debt. Senior debt will be issued under a senior debt indenture. Subordinated debt will be issued under a subordinated debt indenture. The senior debt indenture and the subordinated debt indenture are sometimes referred to in this prospectus individually as an "indenture" and collectively as the "indentures." The indentures (including all amendments and a separate related document containing standard multiple series indenture provisions) have been filed with the SEC and are incorporated by reference in the registration statement of which this prospectus forms a part. You can obtain copies of the indentures by following the directions on page 6, or by contacting the applicable indenture trustee.

    A form of each debt security, reflecting the particular terms and provisions of a series of offered debt securities, has been filed with the SEC or will be filed with the SEC at the time of the offering and incorporated by reference in the registration statement of which this prospectus forms a part. You can obtain a copy of any form of debt security when it has been filed by following the directions on page 6 or by contacting the applicable indenture trustee.

    The following briefly summarizes the material provisions of the indentures and the debt securities, other than pricing and related terms disclosed for a particular issuance in an accompanying prospectus supplement. You should read the more detailed provisions of the applicable indenture, including the defined terms, for provisions that may be important to you. You should also read the particular terms of a series of debt securities, which will be described in more detail in an accompanying prospectus supplement. So that you may easily locate the more detailed provisions, the numbers in parentheses below refer to sections in the applicable indenture or, if no indenture is specified, to sections in each of the indentures. Wherever particular sections or defined terms of the applicable indenture are referred to, such sections or defined terms are incorporated into this prospectus by reference, and the statement in this prospectus is qualified by that reference.

    Unless otherwise provided for a particular issuance in an accompanying prospectus supplement, the trustee under the senior debt indenture will be Citibank, N.A., and the trustee under the subordinated debt indenture will be The Chase Manhattan Bank.

    The indentures provide that unsecured senior or subordinated debt securities of Lehman Brothers Holdings may be issued in one or more series, with different terms, in each case as authorized from time to time by Lehman Brothers Holdings. Lehman Brothers Holdings also has the right to "reopen" a previous issue of a series of debt securities by issuing additional debt securities of such series.

TYPES OF DEBT SECURITIES

    Lehman Brothers Holdings may issue fixed rate debt securities, floating rate debt securities or indexed debt securities.

    FIXED AND FLOATING RATE DEBT SECURITIES

    Fixed rate debt securities will bear interest at a fixed rate described in the prospectus supplement. This type includes zero coupon debt securities, which bear no interest and are often issued at a price lower than the principal amount. Federal income tax consequences and other special considerations applicable to any debt securities issued by Lehman Brothers Holdings at a discount will be described in the applicable prospectus supplement.

    Upon the request of the holder of any floating rate debt security, the calculation agent will provide the interest rate then in effect for that debt security, and, if determined, the interest rate that will become effective on the next interest reset date. The calculation agent's determination of any interest rate, and its calculation of the amount of interest for any interest period, will be final and binding in the absence of manifest error.

    All percentages resulting from any interest rate calculation relating to a debt security will be rounded upward or downward, as appropriate, to the next higher or lower one hundred-thousandth of a percentage point. All amounts used in or resulting from any calculation relating to a debt security will be rounded upward or downward, as appropriate, to the nearest cent, in the case of U.S. dollars, or to the nearest corresponding hundredth of a unit, in the case of a currency other than U.S. dollars, with one-half cent or one-half of a corresponding hundredth of a unit or more being rounded upward.

    In determining the base rate that applies to a floating rate debt security during a particular interest period, the calculation agent may obtain rate quotes from various banks or dealers active in the relevant market, as described in the prospectus supplement. Those reference banks and dealers may include the calculation agent itself and its affiliates, as well as any underwriter, dealer or agent participating in the distribution of the relevant floating rate debt securities and its affiliates, and they may include affiliates of Lehman Brothers Holdings.

    INDEXED DEBT SECURITIES

    Lehman Brothers Holdings may also offer indexed debt securities, which may be fixed or floating rate debt securities or bear no interest. The particular terms of any offered indexed debt securities will be described in detail in an accompanying prospectus supplement.

INFORMATION IN THE PROSPECTUS SUPPLEMENT

    The prospectus supplement for any offered series of debt securities will describe the following terms, as applicable:

    - the title;

    - whether senior or subordinated debt;

    - the total principal amount offered;

    - the percentage of the principal amount at which the securities will be sold and, if applicable, the method of determining the price;

    - the maturity date or dates;

    - whether the debt securities are fixed rate debt securities, floating rate debt securities or indexed debt securities;

    - if the debt securities are fixed rate debt securities, the yearly rate at which the debt security will bear interest, if any, and the interest payment dates;

    - if the debt security is an original issue discount debt security, the yield to maturity;

    - if the debt securities are floating rate debt securities, the interest rate basis; any applicable index currency or maturity, spread or spread multiplier or initial, maximum or minimum rate; the interest reset, determination, calculation and payment dates; and the day count used to calculate interest payments for any period;

    - the date or dates from which any interest will accrue, or how such date or dates will be determined, and the interest payment dates and any related record dates;

    - if other than in United States dollars, the currency or currency unit in which payment will be made;

    - any provisions for the payment of additional amounts for taxes;

    - the denominations in which the currency or currency unit of the securities will be issuable if other than denominations of $1,000 and integral multiples thereof;

    - the terms and conditions on which the securities may be redeemed at the option of Lehman Brothers Holdings;

    - any obligation of Lehman Brothers Holdings to redeem, purchase or repay the securities at the option of a holder upon the happening of any event and the terms and conditions of redemption, purchase or repayment;

    - any provisions for the discharge of Lehman Brothers Holdings' obligations relating to the securities by deposit of funds or United States government obligations;

    - the names and duties of any co-trustees, depositaries, authenticating agents, calculation agents, paying agents, transfer agents or registrars for the debt securities;

    - any material provisions of the applicable indenture described in this prospectus that do not apply to the securities; and

    - any other specific terms of the securities.

    The terms on which a series of debt securities may be convertible into or exchangeable for other securities of Lehman Brothers Holdings or any other entity will be set forth in the prospectus supplement relating to such series. Such terms will include provisions as to whether conversion or exchange is mandatory, at the option of the holder or at the option of Lehman Brothers Holdings. The terms may include provisions pursuant to which the number of other securities to be received by the holders of such series of debt securities may be adjusted.

    The debt securities will be issued only in registered form. As currently anticipated, debt securities of a series will trade in book-entry form, and global notes will be issued in physical (paper) form, as described below under "Book-Entry Procedures and Settlement." Unless otherwise provided in the accompanying prospectus supplement, debt securities denominated in United States dollars will be issued only in denominations of $1,000 and integral multiples thereof. The prospectus supplement relating to offered securities denominated in a foreign or composite currency will specify the denomination of the offered securities.

    The debt securities may be presented for exchange, and debt securities other than a global security may be presented for registration of transfer, at the principal corporate trust office of the relevant trustee in New York City. Holders will not have to pay any service charge for any registration of transfer or exchange of debt securities, but Lehman Brothers Holdings may require payment of a sum sufficient to cover any tax or other governmental charge payable in connection with such registration of transfer (Section 305).

PAYMENT AND PAYING AGENTS

    Distributions on the debt securities other than those represented by global notes will be made in the designated currency against surrender of the debt securities at the principal corporate trust office of the relevant trustee in New York City. Payment will be made to the registered holder at the close of business on the record date for such payment. Interest payments will be made at the principal corporate trust office of the relevant trustee in New York City, or by a check mailed to the holder at his registered address. Payments in any other manner will be specified in the prospectus supplement (Sections 307 and 1002).

CALCULATION AGENTS

    Calculations relating to floating rate debt securities and indexed debt securities will be made by the calculation agent, an institution that Lehman Brothers Holdings appoints as its agent for this purpose. That institution may include any affiliate of Lehman Brothers Holdings, such as Lehman Brothers Inc. Lehman Brothers Holdings may appoint a different institution to serve as calculation agent from time to time after the original issue date of the debt security without your consent and without notifying you of the change. The initial calculation agent will be identified in the prospectus supplement.

SENIOR DEBT

    The senior debt securities will be issued under the senior debt indenture and will rank on an equal basis with all other unsecured debt of Lehman Brothers Holdings except subordinated debt.

SUBORDINATED DEBT

    The subordinated debt securities will be issued under the subordinated debt indenture and will rank subordinated and junior in right of payment, to the extent set forth in the subordinated debt indenture, to all "senior debt" (as defined below) of Lehman Brothers Holdings.

    If Lehman Brothers Holdings defaults in the payment of any principal of, or premium, if any, or interest on any senior debt when it becomes due and payable after any applicable grace period, then, unless and until the default is cured or waived or ceases to exist, Lehman Brothers Holdings cannot make a payment on account of or redeem or otherwise acquire the subordinated debt securities.

    If there is any insolvency, bankruptcy, liquidation or other similar proceeding relating to Lehman Brothers Holdings, its creditors or its property, then all senior debt must be paid in full before any payment may be made to any holders of subordinated debt securities.

    Furthermore, if Lehman Brothers Holdings defaults in the payment of the principal of and accrued interest on any subordinated debt securities that is declared due and payable upon an event of default under the subordinated debt indenture, holders of all senior debt will first be entitled to receive payment in full in cash before holders of such debt can receive any payments.

    "Senior debt" means:

    (1) the principal, premium, if any, and interest in respect of
        (A) indebtedness of Lehman Brothers Holdings for money borrowed and
        (B) indebtedness evidenced by securities, notes, debentures, bonds or other similar instruments issued by Lehman Brothers Holdings, including the senior debt securities;

    (2) all capitalized lease obligations of Lehman Brothers Holdings;

    (3) all obligations of Lehman Brothers Holdings representing the deferred purchase price of property; and

    (4) all deferrals, renewals, extensions and refundings of obligations of the type referred to in clauses (1) through (3);

but senior debt does not include:

    (a) subordinated debt securities;

    (b) any indebtedness that by its terms is subordinated to, or ranks on an equal basis with, subordinated debt securities;

    (c) indebtedness for goods or materials purchased in the ordinary course of business or for services obtained in the ordinary course of business or indebtedness consisting of trade payables; and

    (d) indebtedness that is subordinated to an obligation of Lehman Brothers Holdings of the type specified in clauses (1) through (4) above (Subordinated Debt Indenture, Section 1401).

    The effect of clause (d) is that Lehman Brothers Holdings may not issue, assume or guarantee any indebtedness for money borrowed which is junior to the senior debt securities and senior to the subordinated debt securities.

COVENANTS

    LIMITATIONS ON LIENS. The indentures provide that Lehman Brothers Holdings will not, and will not permit any designated subsidiary to, incur, issue, assume or guarantee any indebtedness for money borrowed if such indebtedness is secured by a pledge of, lien on, or security interest in any shares of common stock of any designated subsidiary, without providing that each series of debt securities and, at Lehman Brothers Holdings' option, any other indebtedness ranking equally and ratably with such indebtedness, is secured equally and ratably with (or prior to) such other secured indebtedness (Section 1005).

    "Designated subsidiary" means any subsidiary of Lehman Brothers Holdings, the consolidated net worth of which represents at least 5% of the consolidated net worth of Lehman Brothers Holdings. As of February 28, 2001, the designated subsidiaries were Lehman Brothers Bancorp Inc., Lehman Brothers Bank, FSB, Lehman Brothers Inc., Lehman Brothers Holdings Plc, Lehman Brothers (International) Europe, Lehman Brothers Japan Inc., Lehman Brothers U.K. Holdings (Delaware) Inc., Lehman Brothers UK Holdings Ltd., Lehman Commercial Paper Inc., LCPI Properties Inc., LW-LP Inc., Lehman Re Ltd. and Structured Asset Securities Corp. (Section 101).

    LIMITATIONS ON MERGERS AND SALES OF ASSETS. The indentures provide that Lehman Brothers Holdings will not merge or consolidate or transfer or lease all or substantially all its assets, and another person may not transfer or lease all or substantially all of its assets to Lehman Brothers Holdings unless:

    - either (1) Lehman Brothers Holdings is the continuing corporation, or
      (2) the successor corporation, if other than Lehman Brothers Holdings, is a U.S. corporation and expressly assumes by supplemental indenture the obligations evidenced by the securities issued pursuant to the indenture and

    - immediately after the transaction, there would not be any default in the performance of any covenant or condition of the indenture (Section 801).

    Other than the restrictions described above, the indentures do not contain any covenants or provisions that would protect holders of the debt securities in the event of a highly leveraged transaction.

MODIFICATION OF THE INDENTURES

    Under the indentures, Lehman Brothers Holdings and the relevant trustee can enter into supplemental indentures to establish the form and terms of any new series of debt securities without obtaining the consent of any holder of debt securities (Section 901).

    Lehman Brothers Holdings and the trustee may, with the consent of the holders of at least 66 2/3% in aggregate principal amount of the debt securities of a series, modify the applicable indenture or the rights of the holders of the securities of such series to be affected.

    No such modification may, without the consent of the holder of each security so affected:

    - extend the fixed maturity of any such securities,

    - reduce the rate or change the time of payment of interest on such securities,

    - reduce the principal amount of such securities or the premium, if any, on such securities,

    - change any obligation of Lehman Brothers Holdings to pay additional amounts,

    - reduce the amount of the principal payable on acceleration of any securities issued originally at a discount,

    - adversely affect the right of repayment or repurchase at the option of the holder,

    - reduce or postpone any sinking fund or similar provision,

    - change the currency or currency unit in which any such securities are payable or the right of selection thereof,

    - impair the right to sue for the enforcement of any such payment on or after the maturity of such securities,

    - reduce the percentage of securities referred to above whose holders need to consent to the modification or a waiver without the consent of such holders,

    - change any obligation of Lehman Brothers Holdings to maintain an office or agency (Section 902).

DEFAULTS

    Each indenture provides that events of default regarding any series of debt securities will be:

    - failure to pay required interest on any debt security of such series for 30 days;

    - failure to pay principal or premium, if any, on any debt security of such series when due;

    - failure to make any required scheduled installment payment for 30 days on debt securities of such series;

    - failure to perform for 90 days after notice any other covenant in the relevant indenture other than a covenant included in the relevant indenture solely for the benefit of a series of debt securities other than such series; and

    - certain events of bankruptcy or insolvency, whether voluntary or not (Section 501).

    If an event of default regarding debt securities of any series issued under the indentures should occur and be continuing, either the trustee or the holders of 25% in the principal amount of outstanding debt securities of such series may declare each debt security of that series due and payable. Lehman Brothers Holdings is required to file annually with the trustee a statement of an officer as to the fulfillment by Lehman Brothers Holdings of its obligations under the indenture during the preceding year (Section 1006).

    No event of default regarding one series of debt securities issued under an indenture is necessarily an event of default regarding any other series of debt securities.

    Holders of a majority in principal amount of the outstanding debt securities of any series will be entitled to control certain actions of the trustee under the indentures and to waive past defaults regarding such series (Sections 502 and 512). The trustee generally will not be requested, ordered or directed by any of the holders of debt securities, unless one or more of such holders shall have offered to the trustee reasonable security or indemnity (Section 603).

    If an event of default occurs and is continuing regarding a series of debt securities, the trustee may use any sums that it holds under the relevant indenture for its own reasonable compensation and expenses incurred prior to paying the holders of debt securities of such series (Section 506).

    Before any holder of any series of debt securities may institute action for any remedy, except payment on such holder's debt security when due, the holders of not less than 25% in principal amount of the debt securities of that series outstanding must request the trustee to take action. Holders must also offer and give the satisfactory security and indemnity against liabilities incurred by the trustee for taking such action (Sections 502, 507 and 603).

DEFEASANCE

    Except as may otherwise be set forth in an accompanying prospectus supplement, after Lehman Brothers Holdings has deposited with the trustee, cash or government securities, in trust for the benefit of the holders sufficient to pay the principal of, premium, if any, and interest on the debt securities of such series when due, then:

    - if the terms of the debt securities so provide, Lehman Brothers Holdings will be deemed to have paid and satisfied its obligations on all outstanding debt securities of such series, which is known as "defeasance and discharge" (Section 401); or

    - Lehman Brothers Holdings will cease to be under any obligation, other than to pay when due the principal of, premium, if any, and interest on such debt securities, relating to the debt securities of such series, which is known as "covenant defeasance" (Section 1009).

    When there is a defeasance and discharge, (1) the applicable indenture will no longer govern the debt securities of such series, (2) Lehman Brothers Holdings will no longer be liable for payment and (3) the holders of such debt securities will be entitled only to the deposited funds. When there is a covenant defeasance, however, Lehman Brothers Holdings will continue to be obligated to make payments when due if the deposited funds are not sufficient.

    For a discussion of the principal United States federal income tax consequences of covenant defeasance and defeasance and discharge, see "United States Federal Income Tax Consequences--Tax Consequences of Defeasance" below.

PAYMENT OF ADDITIONAL AMOUNTS

    If so noted in the applicable prospectus supplement for a particular issuance, Lehman Brothers Holdings will pay to the holder of any debt security who is a "United States Alien" (as defined below) such additional amounts as may be necessary so that every net payment of principal of and interest on the debt security, after deduction or withholding for or on account of any present or future tax, assessment or other governmental charge imposed upon the holder by the United States or any taxing authority thereof or therein, will not be less than the amount provided in such debt security to be then due and payable. Lehman Brothers Holdings will not be required, however, to make any payment of additional amounts for or on account of:

    - any tax, assessment or other governmental charge that would not have been imposed but for (1) the existence of any present or former connection between such holder (or between a fiduciary, settlor, beneficiary of, member or shareholder of, or possessor of a power over, such holder, if such holder is an estate, trust, partnership or corporation) and the United States including, without limitation, such holder (or such fiduciary, settlor, beneficiary, member, shareholder or possessor), being or having been a citizen or resident or treated as a resident of the United States or being or having been engaged in trade or business or present in the United States, or (2) the presentation of a debt security for payment after 10 days;

    - any estate, inheritance, gift, sales, transfer, excise, personal property or similar tax, assessment or other governmental charge;

    - any tax, assessment or other governmental charge imposed by reason of such holder's past or present status as a passive foreign investment company, a controlled foreign corporation, a personal holding company or foreign personal holding company with respect to the United States, or as a corporation which accumulates earnings to avoid United States federal income tax;

    - any tax, assessment or other governmental charge which is payable otherwise than by withholding from payment of principal of, or interest on, such debt security;

    - any tax, assessment or other governmental charge required to be withheld by any paying agent from any payment of principal of, or interest on, any debt security if such payment can be made without withholding by any other paying agent;

    - any tax, assessment or other governmental charge that is imposed or withheld by reason of the failure to comply with certification, information, documentation or other reporting requirements concerning the nationality, residence, identity or connections with the United States of the holder or beneficial owner of such debt security, if such compliance is required by statute or by regulation of the United States Treasury Department as a precondition to relief or exemption from such tax, assessment or other governmental charge;

    - any tax, assessment or other governmental charge imposed on interest received by (1) a 10% shareholder (as defined in Section 871(h)(3)(B) of the Code and the regulations that may be promulgated thereunder) of Lehman Brothers Holdings, or (2) a controlled foreign corporation with respect to Lehman Brothers Holdings within the meaning of the Code; or

    - any combinations of items identified in the bullet points above.

    In addition, Lehman Brothers Holdings will not be required to pay any additional amounts to any holder who is a fiduciary or partnership or other than the sole beneficial owner of such debt security to the extent that a beneficiary or settlor with respect to such fiduciary, or a member of such partnership or a beneficial owner thereof would not have been entitled to the payment of such additional amounts had such beneficiary, settlor, member or beneficial owner been the holder of the debt security.

    The term "United States Alien" means any corporation, partnership, individual or fiduciary that is, as to the United States, a foreign corporation, a nonresident alien individual, a nonresident fiduciary of a foreign estate or trust, or a foreign partnership one or more of the members of which is, as to the United States, a foreign corporation, a nonresident alien individual or a nonresident fiduciary of a foreign estate or trust.

REDEMPTION UPON A TAX EVENT

    If so noted in the applicable prospectus supplement for a particular issuance, the debt securities may be redeemed at the option of Lehman Brothers Holdings in whole, but not in part, on not more than 60 days' and not less than 30 days' notice, at a redemption price equal to 100% of their principal amount, if Lehman Brothers Holdings determines that as a result of a "change in tax law" (as defined below):

    - Lehman Brothers Holdings has or will become obligated to pay additional amounts as described under the heading "--Payment of Additional Amounts" on any debt security, or

    - there is a substantial possibility that Lehman Brothers Holdings will be required to pay such additional amounts.

    A "change in tax law" that would trigger the provisions of the preceding paragraph is any change in or amendment to the laws, treaties, regulations or rulings of the United States or any political subdivision or taxing authority thereof, or any proposed change in the laws, treaties, regulations or rulings, or any change in the official application, enforcement or interpretation of the laws, treaties, regulations or rulings (including a holding by a court of competent jurisdiction in the United States) or any other action (other than an action predicated on law generally known on or before the date of the applicable prospectus supplement for the particular issuance of debt securities to which this section applies except for proposals before the Congress prior to that date) taken by any taxing authority or a court of competent jurisdiction in the United States, or the official proposal of the action, whether or not the action or proposal was taken or made with respect to Lehman Brothers Holdings.

    Prior to the publication of any notice of redemption, Lehman Brothers Holdings shall deliver to the Trustee (1) an officers' certificate stating that Lehman Brothers Holdings is entitled to effect the aforementioned redemption and setting forth a statement of facts showing that the conditions precedent to the right of Lehman Brothers Holdings so to redeem have occurred, and (2) an opinion of counsel to such effect based on such statement of facts.

GOVERNING LAW

    Unless otherwise stated in the prospectus supplement, the debt securities and the indentures will be governed by New York law.

CONCERNING THE TRUSTEES

    Lehman Brothers Holdings has had and may continue to have banking and other business relationships with the trustees in the ordinary course of business.

                          DESCRIPTION OF COMMON STOCK

    As of the date of this prospectus, Lehman Brothers Holdings' authorized capital stock includes 600 million shares of common stock. The following briefly summarizes the material terms of Lehman Brothers Holdings' common stock. You should read the more detailed provisions of Lehman Brothers Holdings' certificate of incorporation and by-laws for provisions that may be important to you. You can obtain copies of these documents by following the directions on page 6.

COMMON STOCK

    As of March 31, 2001, Lehman Brothers Holdings had outstanding 246,491,672 shares of its common stock. Each holder of common stock is entitled to one vote per share for the election of directors and for all other matters to be voted on by stockholders. Except as otherwise provided by law, the holders of common stock vote as one class together with holders of the company's Redeemable Voting Preferred Stock, which is described below. Holders of common stock may not cumulate their votes in the election of directors, and are entitled to share equally in the dividends that may be declared by the board of directors, but only after payment of dividends required to be paid on outstanding shares of preferred stock.

    Upon voluntary or involuntary liquidation, dissolution or winding up of Lehman Brothers Holdings, holders of common stock share ratably in the assets remaining after payments to creditors and provision for the preference of any preferred stock. There are no preemptive or other subscription rights, conversion rights or redemption or scheduled installment payment provisions relating to shares of common stock. All of the outstanding shares of common stock are fully paid and nonassessable. The transfer agent and registrar for the common stock is The Bank of New York. The common stock is listed on the New York Stock Exchange and the Pacific Exchange.

DELAWARE LAW, CERTIFICATE OF INCORPORATION AND BY-LAW PROVISIONS THAT MAY HAVE
  AN ANTITAKEOVER EFFECT

    The following discussion concerns certain provisions of Delaware law and Lehman Brothers Holdings' certificate of incorporation and by-laws that may delay, deter or prevent a tender offer or takeover attempt that a stockholder might consider to be in its best interest, including offers or attempts that might result in a premium being paid over the market price for its shares.

    DELAWARE LAW.  Lehman Brothers Holdings is governed by the provisions of
Section 203 of the Delaware General Corporation Law. In general, Section 203 prohibits a public Delaware corporation from engaging in a "business combination" with an "interested stockholder" for a period of three years after the date of the transaction in which the person became an interested stockholder, unless:

    - prior to the business combination the corporation's board of directors approved either the business combination or the transaction which resulted in the stockholder becoming an interested stockholder; or

    - upon consummation of the transaction which resulted in the stockholder becoming an interested stockholder, the stockholder owned at least 85% of the outstanding voting stock of the corporation at the time the transaction commenced, excluding for the purpose of determining the number of shares outstanding those shares owned by the corporation's officers and directors and by employee stock plans in which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer; or

    - at or subsequent to the time, the business combination is approved by the corporation's board of directors and authorized at an annual or special meeting of its stockholders, and not by written consent, by the affirmative vote of at least 66 2/3% of its outstanding voting stock which is not owned by the interested stockholder.

    A "business combination" includes mergers, asset sales or other transactions resulting in a financial benefit to the stockholder. An "interested stockholder" is a person who, together with affiliates and associates, owns (or within three years did own) 15% or more of the corporation's voting stock.

    CERTIFICATE OF INCORPORATION AND BY-LAWS. Lehman Brothers Holdings' certificate of incorporation provides that its board of directors be classified into three classes of directors, each class consisting of approximately one-third of the directors. Directors serve a three-year term, with a different class of directors up for election each year. Under Delaware law, directors of a corporation with a classified board may be removed only for cause unless the corporation's certificate of incorporation provides otherwise. Lehman Brothers Holdings' certificate of incorporation does not provide otherwise. Its certificate of incorporation also provides that any action required or permitted to be taken by its stockholders must be effected at a duly called annual or special meeting and may not be taken by written consent.

    Lehman Brothers Holdings' by-laws provide that special meetings of stockholders may be called only by the Chairman of the Board, the Chief Executive Officer, the President in the absence or inability of the Chairman of the Board and the Chief Executive Officer, or the Secretary at the request of the board of directors. Written notice of a special meeting stating the place, date and hour of the meeting and the purposes for which the meeting is called must be given between 10 and 60 days before the date of the meeting, and only business specified in the notice may come before the meeting. In addition, Lehman Brothers Holdings' by-laws provide that directors be elected by a plurality of votes cast at an annual meeting and does not include a provision for cumulative voting for directors. Under cumulative voting, a minority stockholder holding a sufficient percentage of a class of shares may be able to ensure the election of one or more directors.

                         DESCRIPTION OF PREFERRED STOCK

    As of the date of this Prospectus, Lehman Brothers Holdings' authorized capital stock includes 38 million shares of preferred stock. The following briefly summarizes the material terms of Lehman Brothers Holdings' preferred stock, other than pricing and related terms disclosed for a particular issuance in an accompanying prospectus supplement. You should read the particular terms of any series of preferred stock offered by Lehman Brothers Holdings which will be described in more detail in the prospectus supplement prepared for such series, together with the more detailed provisions of Lehman Brothers Holdings' restated certificate of incorporation and the certificate of designation relating to each particular series of preferred stock, for provisions that may be important to you. The certificate of designation relating to a particular series of preferred stock offered by way of an accompanying prospectus supplement and this prospectus will be filed as an exhibit to a Form 8-K or similar document incorporated by reference in the registration statement of which this prospectus forms a part. You can obtain a copy of this document by following the directions on page 6. The prospectus supplement will also state whether any of the terms summarized below do not apply to the series of preferred stock being offered. For a description of Lehman Brothers Holdings' outstanding preferred stock, see below under "Outstanding Preferred Stock."

GENERAL

    Under Lehman Brothers Holdings' certificate of incorporation, the board of directors of Lehman Brothers Holdings is authorized to issue shares of preferred stock in one or more series, and to establish from time to time a series of preferred stock with the following terms specified:

    - the number of shares to be included in the series;

    - the designation, powers, preferences and rights of the shares of the series; and

    - the qualifications, limitations or restrictions of such series, except as otherwise stated in the certificate of incorporation.

    Prior to the issuance of any series of preferred stock, the board of directors of Lehman Brothers Holdings will adopt resolutions creating and designating the series as a series of preferred stock and the resolutions will be filed in a certificate of designation as an amendment to the certificate of incorporation. The term "board of directors of Lehman Brothers Holdings" includes any duly authorized committee.

    The rights of holders of the preferred stock offered may be adversely affected by the rights of holders of any shares of preferred stock that may be issued in the future, provided that the future issuances are first approved by the holders of the class(es) of preferred stock adversely affected. The board of directors may cause shares of preferred stock to be issued in public or private transactions for any proper corporate purpose. Examples of proper corporate purposes include issuances to obtain additional financing in connection with acquisitions or otherwise, and issuances to officers, directors and employees of Lehman Brothers Holdings and its subsidiaries pursuant to benefit plans or otherwise. Shares of preferred stock issued by Lehman Brothers Holdings may have the effect of rendering more difficult or discouraging an acquisition of Lehman Brothers Holdings deemed undesirable by the board of directors of Lehman Brothers Holdings.

    The preferred stock will be, when issued, fully paid and nonassessable. Holders of preferred stock will not have any preemptive or subscription rights to acquire more stock of Lehman Brothers Holdings.

    The transfer agent, registrar, dividend disbursing agent and redemption agent for shares of each series of preferred stock will be named in the prospectus supplement relating to such series.

RANK

    Unless otherwise specified for a particular series of preferred stock in an accompanying prospectus supplement, each series will rank on an equal basis with each other series of preferred stock and prior to the common stock as to dividends and distributions of assets.

DIVIDENDS

    Holders of each series of preferred stock will be entitled to receive cash dividends, when, as and if declared by the board of directors of Lehman Brothers Holdings out of funds legally available for dividends. The rates and dates of payment of dividends will be set forth in the prospectus supplement relating to each series of preferred stock. Dividends will be payable to holders of record of preferred stock as they appear on the books of Lehman Brothers Holdings or, if applicable, the records of the depositary referred to below under "Description of Depositary Shares," on the record dates fixed by the board of directors. Dividends on any series of preferred stock may be cumulative or noncumulative.

    Lehman Brothers Holdings may not declare, pay or set apart for payment dividends on the preferred stock unless full dividends on any other series of preferred stock that ranks on an equal or senior basis have been paid or sufficient funds have been set apart for payment for

    - all prior dividend periods of the other series of preferred stock that pay dividends on a cumulative basis; or

    - the immediately preceding dividend period of the other series of preferred stock that pay dividends on a noncumulative basis.

    Partial dividends declared on shares of preferred stock and any other series of preferred stock ranking on an equal basis as to dividends will be declared pro rata. A pro rata declaration means that the ratio of dividends declared per share to accrued dividends per share will be the same for both series of preferred stock.

    Similarly, Lehman Brothers Holdings may not declare, pay or set apart for payment non-stock dividends or make other payments on the common stock or any other stock of Lehman Brothers Holdings ranking junior to the preferred stock until full dividends on the preferred stock have been paid or set apart for payment for

    - all prior dividend periods if the preferred stock pays dividends on a cumulative basis; or

    - the immediately preceding dividend period if the preferred stock pays dividends on a noncumulative basis.

CONVERSION AND EXCHANGE

    The prospectus supplement for any series of preferred stock will state the terms, if any, on which shares of that series are convertible into or exchangeable for shares of common stock of Lehman Brothers Holdings or any other entity.

REDEMPTION

    If so specified in the applicable prospectus supplement, a series of preferred stock may be redeemable at any time, in whole or in part, at the option of Lehman Brothers Holdings or the holder thereof and may be mandatorily redeemed.

    Any partial redemptions of preferred stock will be made in a way that the board of directors decides is equitable.

    Unless Lehman Brothers Holdings defaults in the payment of the redemption price, dividends will cease to accrue after the redemption date on shares of preferred stock called for redemption and all rights of holders of such shares will terminate except for the right to receive the redemption price.

LIQUIDATION PREFERENCE

    Upon any voluntary or involuntary liquidation, dissolution or winding up of Lehman Brothers Holdings, holders of each series of preferred stock will be entitled to receive distributions upon liquidation in the amount set forth in the prospectus supplement relating to such series of preferred stock, plus an amount equal to any accrued and unpaid dividends. Such distributions will be made before any distribution is made on any securities ranking junior relating to liquidation, including common stock.

    If the liquidation amounts payable relating to the preferred stock of any series and any other securities ranking on a parity regarding liquidation rights are not paid in full, the holders of the preferred stock of such series and such other securities will share in any such distribution of available assets of Lehman Brothers Holdings on a ratable basis in proportion to the full liquidation preferences. Holders of such series of preferred stock will not be entitled to any other amounts from Lehman Brothers Holdings after they have received their full liquidation preference.

VOTING RIGHTS

    The holders of shares of preferred stock will have no voting rights, except:

    - as otherwise stated in the prospectus supplement;

    - as otherwise stated in the certificate of designation establishing such series; or

    - as required by applicable law.

OUTSTANDING PREFERRED STOCK

    Set forth below is specific information concerning the various series of preferred stock that have been issued by Lehman Brothers Holdings and that are currently outstanding.

                                                                                      DATE NEXT
                                                                                      REDEEMABLE
                                    NUMBER OF                        REDEMPTION       BY LEHMAN    GENERAL
                                     SHARES          DIVIDENDS       PRICE PER         BROTHERS     VOTING
TITLE OF SERIES                    OUTSTANDING       PER YEAR          SHARE           HOLDINGS     RIGHTS
---------------                    -----------       ---------       ----------       ----------   --------
Redeemable Voting Preferred
  Stock..........................       1,000         Variable(1)    $    1.00         Variable(2)   Yes(3)
5.94% Cumulative Preferred Stock,
  Series C.......................     500,000          $ 29.70       $  500.00         05/31/08       No
5.67% Cumulative Preferred Stock,
  Series D.......................      40,000          $283.50       $5,000.00         08/31/08       No
Fixed/Adjustable Rate Cumulative
  Preferred Stock, Series E......      50,000          $355.75(4)    $5,000.00         05/31/05       No

------------------------

(1) The holders of the Redeemable Voting Preferred Stock (as of the date of this prospectus, The American Express Company and Nippon Life Insurance Company) are entitled to 50% of the amount by which Lehman Brothers Holdings' net income for a fiscal year exceeds $400 million, to a maximum of $50 million per year (prorated for the final dividend period, which runs from December 1, 2001 to May 31, 2002).

(2) Redemption is mandatory on May 31, 2002. The holders also have the right to require Lehman Brothers Holdings to redeem the Redeemable Voting Preferred Stock if a Designated Event (as defined in Lehman Brothers Holdings' certificate of incorporation) occurs, for an aggregate redemption payment of $50 million if such event occurs prior to November 30, 2001.

(3) Holders of shares of Redeemable Voting Preferred Stock are entitled to 1,059 votes per share when voting as a class with the common stock, subject to anti-dilution adjustment. American Express has agreed that as long as it holds Redeemable Voting Preferred Stock, it will vote it in the same proportion as the common stock holders on matters voted on generally.

(4) $355.75 until May 31, 2005; thereafter, to be determined, but in any event no less than $380.75 nor more than $680.75.

    Where the above table indicates that the holders of the preferred stock have no general voting rights, this means that they do not vote on matters submitted to a vote of the common stockholders. However, the holders of this preferred stock do have other special voting rights:

    - that are required by law,

    - that apply if there is a default in paying dividends for the equivalent of six calendar quarters, and

    - when Lehman Brothers Holdings wants to create any class of stock having a preference as to dividends or distributions of assets over such series or alter or change the provisions of the certificate of incorporation so as to adversely affect the powers, preferences or rights of the holders of such series.

Some or all of these special voting rights apply to each series of preferred stock listed above. In the event of a default in paying dividends for the equivalent of six calendar quarters, the holders of the Redeemable Voting Preferred Stock, the 5.94% Cumulative Preferred Stock, Series C, the 5.67% Cumulative Preferred Stock, Series D, and the Fixed/Adjustable Rate Cumulative Preferred Stock, Series E, have the right collectively to elect two additional directors to Lehman Brothers Holdings' board of directors until such dividends are paid.

                        DESCRIPTION OF DEPOSITARY SHARES

    The following briefly summarizes the material provisions of the deposit agreement and of the depositary shares and depositary receipts, other than pricing and related terms disclosed for a particular issuance in an accompanying prospectus supplement. You should read the particular terms of any depositary shares and any depositary receipts that are offered by Lehman Brothers Holdings and any deposit agreement relating to a particular series of preferred stock which will be described in more detail in a prospectus supplement. The prospectus supplement will also state whether any of the generalized provisions summarized below do not apply to the depositary shares or depositary receipts being offered. A copy of the form of deposit agreement, including the form of depositary receipt, is incorporated by reference as an exhibit in the registration statement of which this prospectus forms a part. You can obtain copies of these documents by following the directions on page 6. You should read the more detailed provisions of the deposit agreement and the form of depositary receipt for provisions that may be important to you.

GENERAL

    Lehman Brothers Holdings may, at its option, elect to offer fractional shares of preferred stock, rather than full shares of preferred stock. In such event, Lehman Brothers Holdings will issue receipts for depositary shares, each of which will represent a fraction of a share of a particular series of preferred stock.

    The shares of any series of preferred stock represented by depositary shares will be deposited under a deposit agreement between Lehman Brothers Holdings and a bank or trust company selected by Lehman Brothers Holdings having its principal office in the United States and having a combined capital and surplus of at least $50,000,000, as preferred stock depositary. Each owner of a depositary share will be entitled to all the rights and preferences of the underlying preferred stock, including dividend, voting, redemption, conversion and liquidation rights, in proportion to the applicable fraction of a share of preferred stock represented by such depositary share.

    The depositary shares will be evidenced by depositary receipts issued pursuant to the deposit agreement. Depositary receipts will be distributed to those persons purchasing the fractional shares of preferred stock in accordance with the terms of the applicable prospectus supplement.

DIVIDENDS AND OTHER DISTRIBUTIONS

    The preferred stock depositary will distribute all cash dividends or other cash distributions received in respect of the deposited preferred stock to the record holders of depositary shares relating to such preferred stock in proportion to the number of such depositary shares owned by such holders.

    The preferred stock depositary will distribute any property received by it other than cash to the record holders of depositary shares entitled thereto. If the preferred stock depositary determines that it is not feasible to make such distribution, it may, with the approval of Lehman Brothers Holdings, sell such property and distribute the net proceeds from such sale to such holders.

REDEMPTION OF PREFERRED STOCK

    If a series of preferred stock represented by depositary shares is to be redeemed, the depositary shares will be redeemed from the proceeds received by the preferred stock depositary resulting from the redemption, in whole or in part, of such series of preferred stock. The depositary shares will be redeemed by the preferred stock depositary at a price per depositary share equal to the applicable fraction of the redemption price per share payable in respect of the shares of preferred stock so redeemed.

    Whenever Lehman Brothers Holdings redeems shares of preferred stock held by the preferred stock depositary, the preferred stock depositary will redeem as of the same date the number of depositary shares representing shares of preferred stock so redeemed. If fewer than all the depositary shares are to be redeemed, the depositary shares to be redeemed will be selected by the preferred stock depositary by lot or ratably or by any other equitable method as the preferred stock depositary may decide.

VOTING DEPOSITED PREFERRED STOCK

    Upon receipt of notice of any meeting at which the holders of any series of deposited preferred stock are entitled to vote, the preferred stock depositary will mail the information contained in such notice of meeting to the record holders of the depositary shares relating to such series of preferred stock. Each record holder of such depositary shares on the record date will be entitled to instruct the preferred stock depositary to vote the amount of the preferred stock represented by such holder's depositary shares. The preferred stock depositary will try to vote the amount of such series of preferred stock represented by such depositary shares in accordance with such instructions.

    Lehman Brothers Holdings will agree to take all actions that the preferred stock depositary determines as necessary to enable the preferred stock depositary to vote as instructed. The preferred stock depositary will abstain from voting shares of any series of preferred stock held by it for which it does not receive specific instructions from the holders of depositary shares representing such shares.

AMENDMENT AND TERMINATION OF THE DEPOSIT AGREEMENT

    The form of depositary receipt evidencing the depositary shares and any provision of the deposit agreement may at any time be amended by agreement between Lehman Brothers Holdings and the preferred stock depositary. However, any amendment that materially and adversely alters any existing right of the holders of depositary shares will not be effective unless such amendment has been approved by the holders of at least a majority of the depositary shares then outstanding. Every holder of an outstanding depositary receipt at the time any such amendment becomes effective shall be deemed, by continuing to hold such depositary receipt, to consent and agree to such amendment and to be bound by the deposit agreement, which has been amended thereby. The deposit agreement may be terminated only if:

    - all outstanding depositary shares have been redeemed; or

    - a final distribution in respect of the preferred stock has been made to the holders of depositary shares in connection with any liquidation, dissolution or winding up of Lehman Brothers Holdings.

CHARGES OF PREFERRED STOCK DEPOSITARY; TAXES AND OTHER GOVERNMENTAL CHARGES

    Lehman Brothers Holdings will pay all transfer and other taxes and governmental charges arising solely from the existence of the depositary arrangements. Lehman Brothers Holdings also will pay charges of the depositary in connection with the initial deposit of preferred stock and any redemption of preferred stock. Holders of depositary receipts will pay other transfer and other taxes and governmental charges and such other charges, including a fee for the withdrawal of shares of preferred stock upon surrender of depositary receipts, as are expressly provided in the deposit agreement to be for their accounts.

RESIGNATION AND REMOVAL OF DEPOSITARY

    The preferred stock depositary may resign at any time by delivering to Lehman Brothers Holdings notice of its intent to do so, and Lehman Brothers Holdings may at any time remove the preferred stock depositary, any such resignation or removal to take effect upon the appointment of a successor preferred stock depositary and its acceptance of such appointment. Such successor preferred stock depositary must be appointed within 60 days after delivery of the notice of resignation or removal and must be a bank or trust company having its principal office in the United States and having a combined capital and surplus of at least $50,000,000.

MISCELLANEOUS

    The preferred stock depositary will forward all reports and communications from Lehman Brothers Holdings which are delivered to the preferred stock depositary and which Lehman Brothers Holdings is required to furnish to the holders of the deposited preferred stock.

    Neither the preferred stock depositary nor Lehman Brothers Holdings will be liable if it is prevented or delayed by law or any circumstances beyond its control in performing its obligations under the deposit agreement. The obligations of Lehman Brothers Holdings and the preferred stock depositary under the deposit agreement will be limited to performance in good faith of their duties thereunder and they will not be obligated to prosecute or defend any legal proceeding in respect of any depositary shares, depositary receipts or shares of preferred stock unless satisfactory indemnity is furnished. Lehman Brothers Holdings and the preferred stock depositary may rely upon written advice of counsel or accountants, or upon information provided by holders of depositary receipts or other persons believed to be competent and on documents believed to be genuine.

                          FORM, EXCHANGE AND TRANSFER

    Securities will only be issued in registered form; no securities will be issued in bearer form. Lehman Brothers Holdings will issue each security other than common stock in book-entry form only, unless otherwise specified in the applicable prospectus supplement. Common stock will be issued in both certificated and book-entry form, unless otherwise specified in the applicable prospectus supplement. Securities in book-entry form will be represented by a global security registered in the name of a depositary, which will be the holder of all the securities represented by the global security. Those who own beneficial interests in a global security will do so through participants in the depositary's system, and the rights of these indirect owners will be governed solely by the applicable procedures of the depositary and its participants. Only the depositary will be entitled to transfer or exchange a security in global form, since it will be the sole holder of the security. These book-entry securities are described below under "Book-Entry Procedures and Settlement."

    If any securities are issued in non-global form or cease to be book-entry securities (in the circumstances described in the next section), the following will apply to them:

    - The securities will be issued in fully registered form in denominations stated in the prospectus supplement. Holders may exchange their securities for securities of the same series in smaller denominations or combined into fewer securities of the same series of larger denominations, as long as the total amount is not changed.

    - Holders may exchange, transfer, present for payment or exercise their securities at the office of the relevant trustee or agent indicated in the prospectus supplement. They may also replace lost, stolen, destroyed or mutilated securities at that office. Lehman Brothers Holdings may appoint another entity to perform these functions or may perform them itself.

    - Holders will not be required to pay a service charge to transfer or exchange their securities, but they may be required to pay any tax or other governmental charge associated with the transfer or exchange. The transfer or exchange, and any replacement, will be made only if Lehman Brothers Holdings' transfer agent is satisfied with the holder's proof of legal ownership. The transfer agent may also require an indemnity before replacing any securities.

    - If Lehman Brothers Holdings has the right to redeem, accelerate or settle any securities before their maturity or expiration, and Lehman Brothers Holdings exercises that right as to less than all those securities, Lehman Brothers Holdings may block the transfer or exchange of those securities during the period beginning 15 days before the day Lehman Brothers Holdings mails the notice of exercise and ending on the day of that mailing, in order to freeze the list of holders to prepare the mailing. Lehman Brothers Holdings may also refuse to register transfers of or exchange any security selected for early settlement, except that Lehman Brothers Holdings will continue to permit transfers and exchanges of the unsettled portion of any security being partially settled.

    - If fewer than all of the securities represented by a certificate that are payable or exercisable in part are presented for payment or exercise, a new certificate will be issued for the remaining amount of securities.

                      BOOK-ENTRY PROCEDURES AND SETTLEMENT

    Most offered securities will be book-entry (global) securities. Upon issuance, all book-entry securities will be represented by one or more fully registered global securities, without coupons. Each global security will be deposited with, or on behalf of, The Depository Trust Company, a securities depository, and will be registered in the name of DTC or a nominee of DTC. DTC will thus be the only registered holder of these securities.

    Purchasers of securities may only hold interests in the global notes through DTC if they are participants in the DTC system. Purchasers may also hold interests through a securities intermediary--banks, brokerage houses and other institutions that maintain securities accounts for customers--that has an account with DTC or its nominee. DTC will maintain accounts showing the security holdings of its participants, and these participants will in turn maintain accounts showing the security holdings of their customers. Some of these customers may themselves be securities intermediaries holding securities for their customers. Thus, each beneficial owner of a book-entry security will hold that security indirectly through a hierarchy of intermediaries, with DTC at the "top" and the beneficial owner's own securities intermediary at the "bottom."

    The securities of each beneficial owner of a book-entry security will be evidenced solely by entries on the books of the beneficial owner's securities intermediary. The actual purchaser of the securities will generally not be entitled to have the securities represented by the global securities registered in its name and will not be considered the owner under the declaration. In most cases, a beneficial owner will also not be able to obtain a paper certificate evidencing the holder's ownership of securities. The book-entry system for holding securities eliminates the need for physical movement of certificates and is the system through which most publicly traded common stock is held in the United States. However, the laws of some jurisdictions require some purchasers of securities to take physical delivery of their securities in definitive form. These laws may impair the ability to transfer book-entry securities.

    A beneficial owner of book-entry securities represented by a global security may exchange the securities for definitive (paper) securities only if:

    - DTC is unwilling or unable to continue as depositary for such global security and Lehman Brothers Holdings does not appoint a qualified replacement for DTC within 90 days; or

    - Lehman Brothers Holdings in its sole discretion decides to allow some or all book-entry securities to be exchangeable for definitive securities in registered form.

    Unless we indicate otherwise, any global security that is exchangeable will be exchangeable in whole for definitive securities in registered form, with the same terms and of an equal aggregate principal amount. Definitive securities will be registered in the name or names of the person or persons specified by DTC in a written instruction to the registrar of the securities. DTC may base its written instruction upon directions that it receives from its participants.

    In this prospectus, for book-entry securities, references to actions taken by security holders will mean actions taken by DTC upon instructions from its participants, and references to payments and notices of redemption to security holders will mean payments and notices of redemption to DTC as the registered holder of the securities for distribution to participants in accordance with DTC's procedures.

    DTC is a limited purpose trust company organized under the laws of the State of New York, a member of the Federal Reserve System, a "clearing corporation" within the meaning of the New York Uniform Commercial Code and a "clearing agency" registered under section 17A of the Securities Exchange Act of 1934. The rules applicable to DTC and its participants are on file with the SEC.

    Lehman Brothers Holdings will not have any responsibility or liability for any aspect of the records relating to, or payments made on account of, beneficial ownership interest in the book-entry securities or for maintaining, supervising or reviewing any records relating to the beneficial ownership interests.

CLEARSTREAM AND EUROCLEAR

    Links have been established among DTC, Clearstream Banking, societe anonyme, Luxembourg ("Clearstream Banking SA") and Euroclear (two international clearing systems that perform functions similar to those that DTC performs in the U.S.), to facilitate the initial issuance of book-entry securities and cross-market transfers of book-entry securities associated with secondary market trading.

    Although DTC, Clearstream Banking SA and Euroclear have agreed to the procedures provided below in order to facilitate transfers, they are under no obligation to perform such procedures, and the procedures may be modified or discontinued at any time.

    Clearstream Banking SA and Euroclear will record the ownership interests of their participants in much the same way as DTC, and DTC will record the aggregate ownership of each of the U.S. agents of Clearstream Banking SA and Euroclear, as participants in DTC.

    When book-entry securities are to be transferred from the account of a DTC participant to the account of a Clearstream Banking SA participant or a Euroclear participant, the purchaser must send instructions to Clearstream Banking SA or Euroclear through a participant at least one business day prior to settlement. Clearstream Banking SA or Euroclear, as the case may be, will instruct its U.S. agent to receive book-entry securities against payment. After settlement, Clearstream Banking SA or Euroclear will credit its participant's account. Credit for the book-entry securities will appear on the next day (European time).

    Because settlement is taking place during New York business hours, DTC participants can employ their usual procedures for sending book-entry securities to the relevant U.S. agent acting for the benefit of Clearstream Banking SA or Euroclear participants. The sale proceeds will be available to the DTC seller on the settlement date. Thus, to the DTC participant, a cross-market transaction will settle no differently than a trade between two DTC participants.

    When a Clearstream Banking SA or Euroclear participant wishes to transfer book-entry securities to a DTC participant, the seller must send instructions to Clearstream Banking SA or Euroclear through a participant at least one business day prior to settlement. In these cases, Clearstream Banking SA or Euroclear will instruct its U.S. agent to transfer the book-entry securities against payment. The payment will then be reflected in the account of the Clearstream Banking SA or Euroclear participant the following day, with the proceeds back-valued to the value date (which would be the preceding day, when settlement occurs in New York). If settlement is not completed on the intended value date (i.e., the trade fails), proceeds credited to the Clearstream Banking SA or Euroclear participant's account would instead be valued as of the actual settlement date.

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                 UNITED STATES FEDERAL INCOME TAX CONSEQUENCES

    In the opinion of Simpson Thacher & Bartlett, our special United States tax counsel, the following discussion is an accurate summary of the material United States federal income tax consequences of the purchase, ownership and disposition of debt securities and common and preferred stock as of the date of this prospectus. Except where noted, this summary deals only with debt securities and common and preferred stock held as capital assets by United States holders and does not deal with special situations. For example, this summary does not address:

    - tax consequences to holders who may be subject to special tax treatment, such as dealers in securities or currencies, financial institutions, tax-exempt entities, insurance companies, traders in securities that elect to use a mark-to-market method of accounting for their securities holdings, or persons liable for alternative minimum tax;

    - tax consequences to persons holding debt securities or common or preferred stock as part of a hedging, integrated, conversion or constructive sale transaction or a straddle;

    - tax consequences to United States holders of debt securities or common or preferred stock whose "functional currency" is not the U.S. dollar;

    - certain expatriates who are holders of our debt securities or common or preferred stock;

    - alternative minimum tax consequences, if any; or

    - any state, local or foreign tax consequences.

    The discussion below is based upon the provisions of the Internal Revenue Code of 1986, as amended, and regulations, rulings and judicial decisions as of the date of this prospectus. Those authorities may be changed, perhaps retroactively, so as to result in United States federal income tax consequences different from those discussed below. The discussion set forth below also assumes that all debt securities issued under this prospectus constitute debt for United States federal income tax purposes. If any debt security did not constitute debt for United States federal income tax purposes, the tax consequences of the ownership of such debt security could differ materially from the tax consequences described herein. We will summarize any special United States federal tax considerations relevant to a particular issue of the debt securities or common or preferred stock in the applicable prospectus supplement. We will also summarize certain federal income tax consequences, if any, applicable to any offering of depositary shares in the applicable prospectus supplement.

    If a partnership holds our debt securities or common or preferred stock, the tax treatment of a partner will generally depend upon the status of the partner and the activities of the partnership. If you are a partner of a partnership holding our debt securities, common or preferred stock, you should consult your tax advisors.

    IF YOU ARE CONSIDERING THE PURCHASE OF DEBT SECURITIES OR COMMON OR PREFERRED STOCK, YOU SHOULD CONSULT YOUR OWN TAX ADVISORS CONCERNING THE FEDERAL INCOME TAX CONSEQUENCES TO YOU AND ANY CONSEQUENCES ARISING UNDER THE LAWS OF ANY OTHER TAXING JURISDICTION.

DEBT SECURITIES

  CONSEQUENCES TO UNITED STATES HOLDERS

    The following is a summary of certain United States federal tax consequences that will apply to you if you are a United States holder of debt securities.

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    Certain consequences to "non-United States holders" of debt securities are described under "--Consequences to Non-United States Holders" below.

    "United States holder" means a beneficial owner of a debt security that is:

    - a citizen or resident of the United States;

    - a corporation or partnership created or organized in or under the laws of the United States or any political subdivision of the United States;

    - an estate the income of which is subject to United States federal income taxation regardless of its source;

    - a trust that (x) is subject to the primary supervision of a court within the United States and the control of one or more United States persons or
      (y) has a valid election in effect under applicable United States Treasury regulations to be treated as a United States person.

    PAYMENTS OF INTEREST

    Except as set forth below, interest on a debt security will generally be taxable to you as ordinary income from domestic sources at the time it is paid or accrued in accordance with your method of accounting for tax purposes.

    ORIGINAL ISSUE DISCOUNT

    If you own debt securities issued with original issue discount ("OID"), you will be subject to special tax accounting rules, as described in greater detail below. In that case, you should be aware that you generally must include OID in gross income in advance of the receipt of cash attributable to that income. However, you generally will not be required to include separately in income cash payments received on the debt securities, even if denominated as interest, to the extent those payments do not constitute qualified stated interest, as defined below. Notice will be given in the applicable prospectus supplement when we determine that a particular debt security will be an OID debt security.

    A debt security with an issue price that is less than the "stated redemption price at maturity" (the sum of all payments to be made on the debt security other than "qualified stated interest") generally will be issued with OID if that difference is at least 0.25% of the stated redemption price at maturity multiplied by the number of complete years to maturity. The "issue price" of each debt security in a particular offering will be the first price at which a substantial amount of that particular offering is sold to the public. The term "qualified stated interest" means stated interest that is unconditionally payable in cash or in property, other than debt instruments of the issuer, and the interest to be paid meets all of the following conditions:

    - it is payable at least once per year;

    - it is payable over the entire term of the debt security; and

    - it is payable at a single fixed rate or, subject to certain conditions, based on one or more interest indices.

    We will give you notice in the applicable prospectus supplement when we determine that a particular debt security will bear interest that is not qualified stated interest.

    If you own a debt security issued with "DE MINIMIS" OID, which is discount that is not OID because it is less than 0.25% of the stated redemption price at maturity multiplied by the number of complete years to maturity, you generally must include the DE MINIMIS OID in income at the time

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payments, other than qualified stated interest, on the debt securities are made in proportion to the amount paid. Any amount of DE MINIMIS OID that you have included in income will be treated as capital gain.

    Certain of the debt securities may contain provisions permitting them to be redeemed prior to their stated maturity at our option and/or at your option. OID debt securities containing those features may be subject to rules that differ from the general rules discussed herein. If you are considering the purchase of OID debt securities with those features, you should carefully examine the applicable prospectus supplement and should consult your own tax advisors with respect to those features since the tax consequences to you with respect to OID will depend, in part, on the particular terms and features of the debt securities.

    If you own OID debt securities with a maturity upon issuance of more than one year you generally must include OID in income in advance of the receipt of some or all of the related cash payments using the "constant yield method" described in the following paragraph. This method takes into account the compounding of interest. The accruals of OID on an OID debt security will generally be less in the early years and more in the later years.

    The amount of OID that you must include in income if you are the initial United States holder of an OID debt security is the sum of the "daily portions" of OID with respect to the debt security for each day during the taxable year or portion of the taxable year in which you held that debt security ("accrued OID"). The daily portion is determined by allocating to each day in any "accrual period" a pro rata portion of the OID allocable to that accrual period. The "accrual period" for an OID debt security may be of any length and may vary in length over the term of the debt security, provided that each accrual period is no longer than one year and each scheduled payment of principal or interest occurs on the first day or the final day of an accrual period. The amount of OID allocable to any accrual period is an amount equal to the excess, if any, of:

    - the debt security's adjusted issue price at the beginning of the accrual period multiplied by its yield to maturity, determined on the basis of compounding at the close of each accrual period and properly adjusted for the length of the accrual period, over

    - the aggregate of all qualified stated interest allocable to the accrual period.

    OID allocable to a final accrual period is the difference between the amount payable at maturity, other than a payment of qualified stated interest, and the adjusted issue price at the beginning of the final accrual period. The "adjusted issue price" of a debt security at the beginning of any accrual period is equal to its issue price increased by the accrued OID for each prior accrual period, determined without regard to the amortization of any acquisition or bond premium, as described below, and reduced by any payments made on the debt security (other than qualified stated interest) on or before the first day of the accrual period. Under these rules, you will have to include in income increasingly greater amounts of OID in successive accrual periods. We are required to provide information returns stating the amount of OID accrued on debt securities held of record by persons other than corporations and other exempt holders.

    Floating rate debt securities are subject to special OID rules. In the case of an OID debt security that is a floating rate debt security, both the "yield to maturity" and "qualified stated interest" will be determined solely for purposes of calculating the accrual of OID as though the debt security will bear interest in all periods at a fixed rate generally equal to the rate that would be applicable to interest payments on the debt security on its date of issue or, in the case of certain floating rate debt securities, the rate that reflects the yield to maturity that is reasonably expected for the debt security. Additional rules may apply if

    - the interest on a floating rate debt security is based on more than one interest index; or

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
    - the principal amount of the debt security is indexed in any manner.

    This discussion does not address the tax rules applicable to debt securities with an indexed principal amount. If you are considering the purchase of floating rate OID debt securities or securities with indexed principal amounts, you should carefully examine the applicable prospectus supplement and should consult your own tax advisors regarding the United States federal income tax consequences to you of holding and disposing of those debt securities.

    You may elect to treat all interest on any debt security as OID and calculate the amount includible in gross income under the constant yield method described above. For purposes of this election, interest includes stated interest, acquisition discount, OID, DE MINIMIS OID, market discount, DE MINIMIS market discount and unstated interest, as adjusted by any amortizable bond premium or acquisition premium. You must make this election for the taxable year in which you acquired the debt security, and you may not revoke the election without the consent of the Internal Revenue Service. You should consult with your own tax advisors about this election.

    SHORT-TERM DEBT SECURITIES

    In the case of debt securities having a term of one year or less, all payments, including all stated interest, will be included in the stated redemption price at maturity and will not be qualified stated interest. As a result, you will generally be taxed on the discount instead of stated interest. The discount will be equal to the excess of the stated redemption price at maturity over the issue price of a short-term debt security, unless you elect to compute this discount using tax basis instead of issue price. In general, individual and certain other cash method United States holders of short-term debt securities are not required to include accrued discount in their income currently unless they elect to do so, but may be required to include stated interest in income as the income is received. United States holders that report income for United States federal income tax purposes on the accrual method and certain other United States holders are required to accrue discount on short-term debt securities (as ordinary income) on a straight-line basis, unless an election is made to accrue the discount according to a constant yield method based on daily compounding. If you are not required, and do not elect, to include discount in income currently, any gain you realize on the sale, exchange or retirement of a short-term debt security will generally be ordinary income to you to the extent of the discount accrued by you through the date of sale, exchange or retirement. In addition, if you do not elect to currently include accrued discount in income you may be required to defer deductions for a portion of your interest expense with respect to any indebtedness attributable to the short-term debt securities.

    MARKET DISCOUNT

    If you purchase a debt security, other than an OID debt security, for an amount that is less than its stated redemption price at maturity, or, in the case of an OID debt security, its adjusted issue price, the amount of the difference will be treated as "market discount" for United States federal income tax purposes, unless that difference is less than a specified DE MINIMIS amount. Under the market discount rules, you will be required to treat any payment, other than qualified stated interest, on, or any gain on the sale, exchange, retirement or other disposition of, a debt security as ordinary income to the extent of the market discount that you have not previously included in income and are treated as having accrued on the debt security at the time of its payment or disposition. In addition, you may be required to defer, until the maturity of the debt security or its earlier disposition in a taxable transaction, the deduction of all or a portion of the interest expense on any indebtedness attributable to the debt security.

    Any market discount will be considered to accrue ratably during the period from the date of acquisition to the maturity date of the debt security, unless you elect to accrue on a constant interest

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
method. You may elect to include market discount in income currently as it accrues, on either a ratable or constant interest method, in which case the rule described above regarding deferral of interest deductions will not apply. Your election to include market discount in income currently, once made, applies to all market discount obligations acquired by you on or after the first taxable year to which your election applies and may not be revoked without the consent of the IRS. You should consult your own tax advisor before making this election.

    ACQUISITION PREMIUM, AMORTIZABLE BOND PREMIUM

    If you purchase an OID debt security for an amount that is greater than its adjusted issue price but equal to or less than the sum of all amounts payable on the debt security after the purchase date other than payments of qualified stated interest, you will be considered to have purchased that debt security at an "acquisition premium." Under the acquisition premium rules, the amount of OID that you must include in gross income with respect to the debt security for any taxable year will be reduced by the portion of the acquisition premium properly allocable to that year.

    If you purchase a debt security (including an OID debt security) for an amount in excess of the sum of all amounts payable on the debt security after the purchase date other than qualified stated interest, you will be considered to have purchased the debt security at a "premium" and, if it is an OID debt security, you will not be required to include any OID in income. You generally may elect to amortize the premium over the remaining term of the debt security on a constant yield method as an offset to interest when includible in income under your regular accounting method. In the case of instruments that provide for alternative payment schedules, bond premium is calculated by assuming that
(a) you will exercise or not exercise options in a manner that maximizes your yield, and (b) we will exercise or not exercise options in a manner that minimizes your yield (except that we will be assumed to exercise call options in a manner that maximizes your yield). If you do not elect to amortize bond premium, that premium will decrease the gain or increase the loss you would otherwise recognize on disposition of the debt security. Your election to amortize premium on a constant yield method will also apply to all debt obligations held or subsequently acquired by you on or after the first day of the first taxable year to which the election applies. You may not revoke the election without the consent of the IRS. You should consult your own tax advisor before making this election.

    SALE, EXCHANGE AND RETIREMENT OF DEBT SECURITIES

    Your tax basis in a debt security will, in general, be your cost for that debt security, increased by OID, market discount or any discount with respect to a short-term debt security that you previously included in income, and reduced by any amortized premium and any cash payments on the debt security other than qualified stated interest. Upon the sale, exchange, retirement or other disposition of a debt security, you will recognize gain or loss equal to the difference between the amount you realize upon the sale, exchange, retirement or other disposition (less an amount equal to any accrued qualified stated interest that you did not previously include in income, which will be taxable as such) and the adjusted tax basis of the debt security. Except as described above with respect to certain short-term debt securities or with respect to market discount, or as described below with respect to foreign currency debt securities or with respect to contingent payment debt securities that gain or loss will be capital gain or loss. Capital gains of individuals derived in respect of capital assets held for more than one year are eligible for reduced rates of taxation. The deductibility of capital losses is subject to limitations.

    TAX CONSEQUENCES OF DEFEASANCE

    We may discharge our obligations under the debt securities as more fully described under "Description of Debt Securities--Defeasance" above. Such a discharge would generally for United

States federal income tax purposes constitute the retirement of the debt securities and the issuance of new obligations. As a result, you would realize gain or loss (if any) on this exchange, which would be recognized subject to certain possible exceptions. Furthermore, following discharge, the debt securities might be subject to withholding, backup withholding and/or information reporting and might be issued with OID.

    Even though federal income tax on the deemed exchange may be imposed on you, you would not receive any cash until the maturity or an earlier redemption of the debt securities, except for any current interest payments.

    Any gain realized would generally not be taxable to Non-United States holders under the circumstances outlined below under "Consequences to Non-United States Holders--United States Federal Income Tax."

    Under current federal income tax law, a covenant defeasance generally would not be treated as a taxable exchange of the debt securities. You should consult your own tax advisor as to the tax consequences of a defeasance and discharge and a covenant defeasance, including the applicability and effect of tax laws other than the federal income tax law.

    EXTENDIBLE DEBT SECURITIES, RENEWABLE DEBT SECURITIES AND RESET DEBT
     SECURITIES

    If so specified in an applicable prospectus supplement relating to a debt security, we may have the option to extend the maturity of a debt security. In addition, we may have the option to reset the interest rate, the spread or the spread multiplier.

    The United States federal income tax treatment of a debt security with respect to which such an option has been exercised is unclear and will depend, in part, on the terms established for such debt securities by us pursuant to the exercise of the option. You may be treated for federal income tax purposes as having exchanged your debt securities for new debt securities with revised terms. If this is the case, you would realize gain or loss equal to the difference between the issue price of the new debt securities and your tax basis in the old debt securities, and the other consequences described above under "Tax Consequences of Defeasance" would also apply.

    If the exercise of the option is not treated as an exchange of old debt securities for new debt securities, you will not recognize gain or loss as a result of such exchange.

    ORIGINAL ISSUE DISCOUNT. The presence of such options may also affect the calculation of OID, among other things. Solely for purposes of the accrual of OID, if we issue a debt security and have an option or combination of options to extend the term of the debt security, we will be presumed to exercise such option or options in a manner that minimizes the yield on the debt security. Conversely, if you are treated as having a put option, such an option will be presumed to be exercised in a manner that maximizes the yield on the debt security. If we exercise such option or options to extend the term of the debt security, or your option to put does not occur (contrary to the assumptions made), then solely for purposes of the accrual of OID, the debt security will be treated as reissued on the date of the change in circumstances for an amount equal to its adjusted issue price on the date.

    You should carefully examine the applicable prospectus supplement and should consult your own tax advisor regarding the United States federal income tax consequences of the holding and disposition of such debt securities.

    FOREIGN CURRENCY DEBT SECURITIES

    PAYMENTS OF INTEREST. If you receive interest payments made in a foreign currency and you use the cash basis method of accounting, you will be required to include in income the U.S. dollar value of the amount received, determined by translating the foreign currency received at the "spot rate" for such foreign currency on the date such payment is received regardless of whether the payment is in fact converted into U.S. dollars. You will not recognize exchange gain or loss with respect to the receipt of such payment.

    If you use the accrual method of accounting, you may determine the amount of income recognized with respect to such interest in accordance with either of two methods. Under the first method, you will be required to include in income for each taxable year the U.S. dollar value of the interest that has accrued during such year, determined by translating such interest at the average rate of exchange for the period or periods during which such interest accrued. Under the second method, you may elect to translate interest income at the spot rate on:

    - the last day of the accrual period

    - the last day of the taxable year if the accrual period straddles your taxable year, or

    - on the date the interest payment is received if such date is within five days of the end of the accrual period.

    Upon receipt of an interest payment on such debt security (including, upon the sale of such debt security, the receipt of proceeds which include amounts attributable to accrued interest previously included in income), you will recognize ordinary gain or loss in an amount equal to the difference between the U.S. dollar value of such payment (determined by translating the foreign currency received at the "spot rate" for such foreign currency on the date such payment is received) and the U.S. dollar value of the interest income you previously included in income with respect to such payment.

    ORIGINAL ISSUE DISCOUNT. OID on a debt security that is also a foreign currency debt security will be determined for any accrual period in the applicable foreign currency and then translated into U.S. dollars, in the same manner as interest income accrued by a holder on the accrual basis, as described above. You will recognize exchange gain or loss when OID is paid (including, upon the sale of such debt security, the receipt of proceeds which include amounts attributable to OID previously included in income) to the extent of the difference between the U.S. dollar value of the accrued OID (determined in the same manner as for accrued interest) and the U.S. dollar value of such payment (determined by translating the foreign currency received at the "spot rate" for such foreign currency on the date such payment is received). For these purposes, all receipts on a debt security will be viewed:

    - first, as the receipt of any stated interest payments called for under the terms of the debt security

    - second, as receipts of previously accrued OID (to the extent thereof), with payments considered made for the earliest accrual periods first,

    - third, as the receipt of principal.

    MARKET DISCOUNT AND BOND PREMIUM. The amount of market discount on foreign currency debt securities includible in income will generally be determined by translating the market discount determined in the foreign currency into U.S. dollars at the spot rate on the date the foreign currency debt security is retired or otherwise disposed of. If you have elected to accrue market discount currently, then the amount which accrues is determined in the foreign currency and then translated into U.S. dollars on the basis of the average exchange rate in effect during such accrual period. You will recognize exchange gain or loss with respect to market discount which is accrued currently using the approach applicable to the accrual of interest income as described above.

    Bond premium on a foreign currency debt security will be computed in the applicable foreign currency. If you have elected to amortize the premium, the amortizable bond premium will reduce interest income in the applicable foreign currency. At the time bond premium is amortized, exchange gain or loss, which is generally ordinary gain or loss, will be realized based on the difference between spot rates at such time and the time of acquisition of the foreign currency debt security.

    If you elect not to amortize bond premium, you must translate the bond premium computed in the foreign currency into U.S. dollars at the spot rate on the maturity date and such bond premium will constitute a capital loss which may be offset or eliminated by exchange gain.

    SALE, EXCHANGE OR RETIREMENT. Your tax basis in a foreign currency debt security will be the U.S. dollar value of the foreign currency amount paid for such foreign currency debt security determined at the time of your purchase. If you purchased the foreign currency debt security with previously owned foreign currency, you will recognize exchange gain or loss at the time of the purchase attributable to the difference at the time of purchase, if any, between your tax basis in the foreign currency and the fair market value of the debt security in U.S. dollars on the date of purchase. Such gain or loss will be ordinary income or loss.

    For purposes of determining the amount of any gain or loss you recognize on the sale, exchange retirement or other disposition of a foreign currency debt security, the amount realized on such sale, exchange, retirement or other disposition will be the U.S. dollar value of the amount realized in foreign currency (other than amounts attributable to accrued but unpaid interest not previously included in your income), determined at the time of the sale, exchange, retirement or other disposition.

    You may also recognize exchange gain or loss attributable to the movement in exchange rates between the time of purchase and the time of disposition (including the sale, exchange, retirement or other disposition) of a foreign currency debt security. Such gain or loss will be treated as ordinary income or loss. The realization of such gain or loss will be limited to the amount of overall gain or loss realized on the disposition of a foreign currency debt security.

    If a foreign currency debt security is denominated in one of certain hyperinflationary currencies, generally:

    - exchange gain or loss would be realized with respect to movements in the exchange rate between the beginning and end of each taxable year (or such shorter period) the debt security was held, and

    - such exchange gain or loss would be treated as an addition or offset, respectively, to the accrued interest income on, and an adjustment to the holder's tax basis in, the foreign currency debt security.

    Your tax basis in foreign currency received as interest on (or OID with respect to), or received on the sale, exchange, retirement or other disposition of, a foreign currency debt security will be the U.S. dollar value thereof at the spot rate at the time you receive such foreign currency. Any gain or loss recognized by you on a sale, exchange or other disposition of foreign currency will be ordinary income or loss and will not be treated as interest income or expense, except to the extent provided in Treasury regulations or administrative pronouncements of the IRS.

    DUAL CURRENCY DEBT SECURITIES. If so specified in an applicable prospectus supplement relating to a foreign currency debt security, we may have the option to make all payments of principal and interest scheduled after the exercise of such option in a currency other than the specified currency. The United States federal income tax treatment of dual currency debt securities is uncertain. Treasury regulations currently in effect do not address the tax treatment of dual currency debt securities.

    An IRS announcement states that the IRS is considering issuing proposed regulations that would:

    - apply the principles contained in regulations governing contingent debt instruments to dual currency notes in the "predominant currency" of the dual currency notes and

    - apply the rules discussed above with respect to foreign currency notes with OID for the translation of interest and principal into U.S. dollars.

    The IRS states that these concepts are still under consideration. Persons considering the purchase of dual currency notes should carefully examine the applicable prospectus supplement and should consult their own tax advisors regarding the United States federal income tax consequences of the holding and disposition of such notes.

    If we exercise the option to make payments in a currency other than the specified currency, you may be considered to have exchanged your debt security denominated in the specified currency for a debt security denominated in the optional payment currency. If the exercise is treated as a taxable exchange, you will recognize gain or loss if any, equal to the difference between your basis in the debt security denominated in the specified currency and the value of the debt security denominated in the optional payment currency. If the exercise of the option is not treated as an exchange, you will not recognize gain or loss and your basis in the debt security will be unchanged.

    CONTINGENT PAYMENT DEBT SECURITIES

    The OID regulations contain special rules for determining the timing and amount of OID to be accrued with respect to certain debt securities providing for one or more contingent payments. Under these rules, you will accrue OID each year based on the "comparable yield" of the debt securities. The comparable yield of the debt securities will generally be the rate at which we would issue a fixed rate debt instrument with terms and conditions similar to the debt securities.

    We are required to provide the comparable yield to you and, solely for tax purposes, are also required to provide a projected payment schedule that includes the actual interest payments on the debt securities and estimates the amount and timing of contingent payments on the debt securities. We will give notice in the applicable prospectus supplement when we determine that a particular debt security will be treated as contingent debt.

    The amount of OID on a contingent payment debt security for each accrual period is determined by multiplying the comparable yield of the contingent payment debt security (adjusted for the length of the accrual period) by the debt security's adjusted issue price at the beginning of the accrual period (determined in accordance with the rules set forth in the OID regulations relating to contingent payment debt instruments). The amount of OID so determined will then be allocated on a ratable basis to each day in the accrual period that you hold the contingent payment debt security.

    If the actual payments made on the contingent payment debt securities in a taxable year differ from the projected contingent payments, adjustments will be made for such differences. A positive adjustment, for the amount by which an actual payment exceeds a projected contingent payment, will be treated as additional interest. A negative adjustment will:

    - first, reduce the amount of interest required to be accrued in the current year

    - second, any negative adjustments that exceed the amount of interest accrued in the current year will be treated as ordinary loss to the extent that your total interest inclusions exceed the total amount of net negative adjustments treated as ordinary loss in prior taxable years, and

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    - third, any excess negative adjustments will be carried forward to offset future income or amount realized on disposition.

    Gain on the sale, exchange or retirement of a contingent payment debt security generally will be treated as ordinary income. Loss from the disposition of a contingent payment debt security will be treated as ordinary loss to the extent of your prior net interest inclusions (reduced by the total net negative adjustments previously allowed as an ordinary loss). Any loss in excess of such amount will be treated as capital loss.

    You are generally bound by the comparable yield and projected payment schedule provided by us. However, if you believe that our projected payment schedule is unreasonable, you may set your own projected payment schedule so long as you explicitly disclose the use of such schedule and the reason therefor. Unless otherwise prescribed by the Commissioner of the IRS, such disclosure must be made in a statement attached to your timely filed federal income tax return for the taxable year in which the debt security is acquired.

    For special treatment of foreign currency debt securities or dual currency debt securities that are also contingent payment debt securities, see the applicable prospectus supplement.

    The rules regarding contingent payment debt securities are complex. If you are considering the purchase of debt securities providing for one or more contingent payments, you should carefully examine the applicable prospectus supplement and consult your own tax advisors regarding the United States federal income tax consequences of the holding and disposition of such debt securities.

  CONSEQUENCES TO NON-UNITED STATES HOLDERS

    The following is a summary of certain United States federal tax consequences that will apply to you if you are a non-United States holder of debt securities.

    Special rules may apply to some non-United States holders, such as "controlled foreign corporations," "passive foreign investment companies," "foreign personal holding companies" and corporations that accumulate earnings to avoid United States federal income tax, that are subject to special treatment under the Code. These entities should consult their own tax advisors to determine the United States federal, state, local and other tax consequences that may be relevant to them.

    UNITED STATES FEDERAL WITHHOLDING TAX

    The 30% United States federal withholding tax will not apply to any payment of principal or interest, including OID, on debt securities provided that:

    - you do not actually or constructively own 10% or more of the total combined voting power of all classes of our voting stock within the meaning of the Code and United States Treasury regulations;

    - you are not a controlled foreign corporation that is related to us through stock ownership;

    - you are not a bank whose receipt of interest on the debt securities is described in section 881(c)(3)(A) of the Code; and

    - either (a) you provide your name and address on an IRS Form W-8BEN (or successor form), and certify, under penalty of perjury, that you are not a United States person or (b) you hold your notes through certain foreign intermediaries, and you satisfy the certification requirements of applicable U.S. Treasury regulations.

    Special certification rules apply to certain non-United States holders that are entities rather than individuals. If you cannot satisfy the requirements described above, payments of premium, if any, and interest, including OID, made to you will be subject to the 30% United States federal withholding tax, unless you provide us with a properly executed

    - IRS Form W-8BEN (or successor form) claiming an exemption from, or reduction in, withholding under the benefit of a tax treaty; or

    - IRS Form W-8ECI (or successor form) stating that interest paid on the debt securities is not subject to withholding tax because it is effectively connected with your conduct of a trade or business in the United States.

    Except as discussed below, the 30% United States federal withholding tax generally will not apply to any gain that you realize on the sale, exchange, retirement or other disposition of debt securities.

    UNITED STATES FEDERAL INCOME TAX

    If you are engaged in a trade or business in the United States and premium, if any, or interest, including OID, on the debt securities is effectively connected with the conduct of that trade or business, you will be subject to United States federal income tax on that interest and OID on a net income basis (although exempt from the 30% withholding tax) in the same manner as if you were a United States holder. In addition, if you are a foreign corporation, you may be subject to a branch profits tax equal to 30% (or lower applicable treaty rate) of your earnings and profits for the taxable year, subject to adjustments. For this purpose, any premium and interest, including OID, on debt securities will be included in your earnings and profits.

    You will generally not be subject to United States federal income tax on the disposition of a debt security unless:

    - the gain is effectively connected with your conduct of a trade or business in the United States; or

    - you are an individual who is present in the United States for 183 days or more in the taxable year of that disposition, and certain other conditions are met.

    UNITED STATES FEDERAL ESTATE TAX

    Your estate will not be subject to United States federal estate tax on debt securities beneficially owned by you at the time of your death, provided that
(1) you do not own 10% or more of the total combined voting power of all classes of our voting stock, within the meaning of the Code and United States Treasury regulations, and (2) interest on those debt securities would not have been, if received at the time of your death, effectively connected with the conduct by you of a trade or business in the United States.

  INFORMATION REPORTING AND BACKUP WITHHOLDING

    UNITED STATES HOLDERS

    In general, information reporting requirements will apply to certain payments of principal, interest, OID and premium paid on debt securities and to the proceeds of sale of a debt security made to you (unless you are an exempt recipient such as a corporation). A 31% backup withholding tax will apply to such payments if you fail to provide a taxpayer identification number, a certification of exempt status, or fail to report in full dividend and interest income.

    NON-UNITED STATES HOLDERS

    In general, no information reporting or backup withholding will be required regarding payments that we make to you provided that we do not have actual knowledge that you are a United States person and we have received from you the statement described above under "United States Federal Withholding Tax."

    In addition, no information reporting or backup withholding will be required regarding the proceeds of the sale of a debt security made within the United States or conducted through certain United States related financial intermediaries, if the payor receives the statement described above and does not have actual knowledge that you are a United States person or you otherwise establish an exemption.

    Any amounts withheld under the backup withholding rules will be allowed as a refund or a credit against your United States federal income tax liability provided the required information is furnished to the IRS.

COMMON AND PREFERRED STOCK

  CONSEQUENCES TO UNITED STATES HOLDERS

    The consequences of the purchase, ownership or disposition of our stock depend on a number of factors including:

    - the term of the stock;

    - any put or call option or redemption provisions with respect to the stock;

    - any conversion or exchange features with respect to the stock; and

    - the price at which the stock is sold.

    United States holders should carefully examine the applicable prospectus supplement regarding the material United States federal income tax consequences, if any, of the holding and disposition of stock with such terms.

  CONSEQUENCES TO NON-UNITED STATES HOLDERS

    The following is a summary of certain United States federal tax consequences that will apply to you if you are a non-United States holder of common or preferred stock.

    Special rules may apply to some non-United States holders, such as "controlled foreign corporations," "passive foreign investment companies," "foreign personal holding companies" and corporations that accumulate earnings to avoid United States federal income tax, that are subject to special treatment under the Code. These entities should consult their own tax advisors to determine the United States federal, state, local and other tax consequences that may be relevant to them.

    DIVIDENDS

    In general, dividends paid to you (including any deemed dividends that may arise from the excess of the redemption price over the issue price or certain adjustments to the conversion ratio of convertible instruments) will be subject to withholding of United States federal income tax at a 30% rate or a lower rate if so specified by an applicable income tax treaty. However, dividends that are effectively connected with your conduct of a trade or business within the United States and, where a tax treaty applies, are attributable to a United States permanent establishment, are not subject to the withholding tax. Instead, these dividends are subject to United States federal income tax on a net income basis at applicable graduated individual or corporate rates. You must comply with certification and disclosure requirements in order for effectively connected income to be exempt from withholding. If you are a foreign corporation, any effectively connected dividends you receive may also be subject to an additional branch profits tax at a 30% rate or a lower rate if so specified by an applicable income tax treaty.

    A non-United States holder of common or preferred stock who wishes to claim the benefit of an applicable treaty rate, and avoid back-up withholding as discussed below, will be required to satisfy the certification requirements of applicable United States Treasury regulations. Special rules apply to claims for treaty benefits made by non-United States persons that are entities rather than individuals and to beneficial owners of dividends paid to entities in which such beneficial owners are interest holders.

    If you are eligible for a reduced rate of United States withholding tax pursuant to an income tax treaty you may obtain a refund of any excess amounts withheld by filing an appropriate claim for refund with the IRS.

  GAIN ON DISPOSITION OF COMMON OR PREFERRED STOCK

    You generally will not be subject to United States federal income tax with respect to gain recognized on a sale or other disposition of common or preferred stock unless:

    - the gain is effectively connected with your conduct of a trade or business in the United States, and, where a tax treaty applies, is attributable to a United States permanent establishment;

    - you are an individual holding the common or preferred stock as a capital asset, and are present in the United States for 183 or more days in the taxable year of the sale or other disposition and certain other conditions are met; or

    - we are or have been a "United States real property holding corporation" for United States federal income tax purposes.

    If you are an individual non-United States holder described in the first bullet point above you will be subject to United States federal income tax on the net gain derived from the sale. If you are an individual non-United States holder described in the second bullet point above you will be subject to a flat 30% United States federal income tax on the gain derived from the sale, which may be offset by United States source capital losses, even though you are not considered a resident of the United States. If you are a non-United States holder that is a foreign corporation and you are described in the first bullet point above, you will be subject to tax on your gain under regular graduated United States federal income tax rates and, in addition, may be subject to a branch profits tax at a 30% rate or a lower rate if so specified by an applicable income tax treaty.

    We believe that we are not currently and do not anticipate becoming a "United States real property holding corporation" for United States federal income tax purposes. We will give you notice in an applicable pricing supplement if we determine that we are or have been a "United States real property holding corporation" for United States federal income tax purposes.

  FEDERAL ESTATE TAX

    If you are an individual, common or preferred stock held by you at the time of your death will be included in your gross estate for United States federal estate tax purposes, unless an applicable estate tax treaty provides otherwise.

  INFORMATION REPORTING AND BACKUP WITHHOLDING

    We will be required to report annually to the IRS and to you the amount of dividends paid to you and the tax withheld from dividend payments made to you, regardless of whether withholding was required. We may make available to the tax authorities in the country in which you reside under the provisions of an applicable income tax treaty copies of the information returns reporting the dividends and withholding.

    Backup withholding at the rate of 31% generally will apply to dividends paid to you unless you satisfy the certification requirements of applicable United States Treasury regulations.

    Payment of the proceeds of a sale of the common or preferred stock to you within the United States or conducted through some United States related financial intermediaries will be subject to both backup withholding and information reporting unless (1)(a) you certify under penalties of perjury that you are a non-United States holder and (b) the payor does not have actual knowledge that you are a United States person or (2) you otherwise establish an exemption.

    Any amounts withheld under the backup withholding rules may be allowed as a refund or credit against your federal income tax liability provided the required information is provided to the IRS.

PREFERRED STOCK AND DEPOSITARY SHARES

    If you are considering the purchase of preferred stock or depositary shares, you should carefully examine the applicable prospectus supplement regarding the special United States federal income tax consequences, if any, of the holding and disposition of such preferred stock or depositary shares including any tax considerations relating to the specific terms of such preferred stock or depositary shares.

                              PLAN OF DISTRIBUTION

    Lehman Brothers Holdings may offer the offered securities in one or more of the following ways from time to time:

    - to or through underwriters or dealers;

    - by itself directly;

    - through agents; or

    - through a combination of any of these methods of sale.

    Any such underwriters, dealers or agents may include Lehman Brothers Inc. or other affiliates of Lehman Brothers Holdings.

    The prospectus supplement relating to a particular offering of securities will set forth the terms of such offering, including:

    - the name or names of any underwriters, dealers or agents;

    - the purchase price of the offered securities and the proceeds to Lehman Brothers Holdings from such sale;

    - any underwriting discounts and commissions or agency fees and other items constituting underwriters' or agents' compensation, which in the aggregate will not exceed 8 percent of the gross proceeds of the offering;

    - the initial public offering price;

    - any discounts or concessions to be allowed or reallowed or paid to dealers; and

    - any securities exchanges on which such offered securities may be listed.

    Any initial public offering prices, discounts or concessions allowed or reallowed or paid to dealers may be changed from time to time.

    If underwriters are used in an offering of offered securities, such offered securities will be acquired by the underwriters for their own account and may be resold from time to time in one or more transactions, including negotiated transactions, at a fixed public offering price or at varying prices determined at the time of sale. The securities may be either offered to the public through underwriting syndicates represented by one or more managing underwriters or by one or more underwriters without a syndicate. Unless otherwise set forth in the prospectus supplement, the underwriters will not be obligated to purchase offered securities unless specified conditions are satisfied, and if the underwriters do purchase any offered securities, they will purchase all offered securities.

    In connection with underwritten offerings of the offered securities and in accordance with applicable law and industry practice, underwriters may over-allot or effect transactions that stabilize, maintain or otherwise affect the market price of the offered securities at levels above those that might otherwise prevail in the open market, including by entering stabilizing bids, effecting syndicate covering transactions or imposing penalty bids, each of which is described below.

    - A stabilizing bid means the placing of any bid, or the effecting of any purchase, for the purpose of pegging, fixing or maintaining the price of a security.

    - A syndicate covering transaction means the placing of any bid on behalf of the underwriting syndicate or the effecting of any purchase to reduce a short position created in connection with the offering.

    - A penalty bid means an arrangement that permits the managing underwriter to reclaim a selling concession from a syndicate member in connection with the offering when offered securities originally sold by the syndicate member are purchased in syndicate covering transactions.

    These transactions may be effected on the NYSE, in the over-the-counter market, or otherwise. Underwriters are not required to engage in any of these activities, or to continue such activities if commenced.

    If dealers are utilized in the sale of offered securities, Lehman Brothers Holdings will sell such offered securities to the dealers as principals. The dealers may then resell such offered securities to the public at varying prices to be determined by such dealers at the time of resale. The names of the dealers and the terms of the transaction will be set forth in the prospectus supplement relating to that transaction.

    Offered securities may be sold directly by Lehman Brothers Holdings to one or more institutional purchasers, or through agents designated by Lehman Brothers Holdings from time to time, at a fixed price or prices, which may be changed, or at varying prices determined at the time of sale. Any such agent may be deemed to be an underwriter as that term is defined in the Securities Act. Any agent involved in the offer or sale of the offered securities in respect of which this prospectus is delivered will be named, and any commissions payable by Lehman Brothers Holdings to such agent will be set forth, in the prospectus supplement relating to that offering. Unless otherwise indicated in such prospectus supplement, any such agent will be acting on a best efforts basis for the period of its appointment.

    If so indicated in the applicable prospectus supplement, Lehman Brothers Holdings will authorize agents, underwriters or dealers to solicit offers from certain types of institutions to purchase offered securities from Lehman Brothers Holdings at the public offering price set forth in such prospectus supplement pursuant to delayed delivery contracts providing for payment and delivery on a specified date in the future. Such contracts will be subject only to those conditions set forth in the prospectus supplement and the prospectus supplement will set forth the commission payable for solicitation of such contracts.

    In addition, shares of common stock may be issued upon conversion of or in exchange for debt securities, preferred stock or depositary shares.

    Lehman Brothers Inc., the broker-dealer subsidiary of Lehman Brothers Holdings, is a member of the National Association of Securities Dealers, Inc. and may participate in distributions of the offered securities. Accordingly, offerings of offered securities in which Lehman Brothers Inc. participates will conform to the requirements set forth in Rule 2720 of the Conduct Rules of the NASD. Furthermore, any underwriters offering the offered securities will not confirm sales to any accounts over which they exercise discretionary authority without the prior approval of the customer.

    This prospectus together with any applicable prospectus supplement may also be used by Lehman Brothers Inc. and other affiliates of Lehman Brothers Holdings in connection with offers and sales of the offered securities in market-making transactions at negotiated prices related to prevailing market prices at the time of sale. Such affiliates may act as principals or agents in such transactions. Such affiliates have no obligation to make a market in any of the offered securities and may discontinue any market-making activities at any time without notice, in their sole discretion.

    Underwriters, dealers and agents may be entitled, under agreements with Lehman Brothers Holdings, to indemnification by Lehman Brothers Holdings relating to material misstatements and omissions. Underwriters, dealers and agents may be customers of, engage in transactions with, or perform services for, Lehman Brothers Holdings and affiliates of Lehman Brothers Holdings in the ordinary course of business.

    Each series of offered securities will be a new issue of securities and will have no established trading market. Any underwriters to whom offered securities are sold for public offering and sale may make a market in such offered securities, but such underwriters will not be obligated to do so and may discontinue any market making at any time without notice. The offered securities may or may not be listed on a national securities exchange. No assurance can be given that there will be a market for the offered securities.

UNITED KINGDOM SELLING RESTRICTIONS

    Each underwriter will represent and agree that:

    - it has not offered or sold and prior to the date six months after the date of issue of the offered securities will not offer or sell offered securities in the United Kingdom except to persons whose ordinary activities involve them in acquiring, holding, managing or disposing of investments (as principal or agent) for the purposes of their business or otherwise in circumstances which have not resulted and will not result in an offer to the public in the United Kingdom within the meaning of the Public Offers of Securities Regulations 1995;

    - it has complied and will comply with all applicable provisions of the Financial Services Act 1986 with respect to anything done by it in relation to the offered securities in, from or otherwise involving the United Kingdom; and

    - it has only issued or passed on, and will only issue or pass on, in the United Kingdom any document received by it in connection with the issue of the offered securities to a person who is of a kind described in
      Article 11(3) of the Financial Services Act 1986 (Investment Advertisement) (Exemptions) Order 1996 (as amended) or is a person to whom the document may otherwise lawfully be issued or passed on.

                              ERISA CONSIDERATIONS

    Lehman Brothers Holdings has subsidiaries, including Lehman Brothers Inc., that provide services to many employee benefit plans. Lehman Brothers Holdings and any direct or indirect subsidiary of Lehman Brothers Holdings may each be considered a "party in interest" within the meaning of the Employee Retirement Income Security Act of 1974 ("ERISA"), and a "disqualified person" under corresponding provisions of the Internal Revenue Code of 1986 (the "Code"), relating to many employee benefit plans. "Prohibited transactions" within the meaning of ERISA and the Code may result if any offered securities are acquired by an employee benefit plan relating to which Lehman Brothers Holdings or any direct or indirect subsidiary of Lehman Brothers Holdings is a party in interest, unless such offered securities are acquired pursuant to an applicable exemption. Any employee benefit plan or other entity subject to such provisions of ERISA or the Code proposing to acquire the offered securities should consult with its legal counsel.

                                 LEGAL MATTERS

    Oliver Budde, Vice President of Lehman Brothers Holdings, has rendered an opinion to Lehman Brothers Holdings regarding the validity of the securities offered by the prospectus. Simpson Thacher & Bartlett, New York, New York, or other counsel identified in the applicable prospectus supplement, will act as legal counsel to the underwriters. Simpson Thacher & Bartlett has from time to time acted as counsel for Lehman Brothers Holdings and its subsidiaries and may do so in the future.

                                    EXPERTS

    The consolidated financial statements and financial statement schedule of Lehman Brothers Holdings Inc. as of November 30, 2000 and 1999, and for each of the years in the three-year period ended November 30, 2000, have been audited by Ernst & Young LLP, independent certified public accountants, as set forth in their report on the consolidated financial statements. The consolidated financial statements and such report are incorporated by reference in Lehman Brothers Holdings' annual report on Form 10-K for the year ended November 30, 2000, and incorporated by reference in this prospectus. The consolidated financial statements of Lehman Brothers Holdings referred to above are incorporated by reference in this prospectus in reliance upon such report given on the authority of said firm as experts in accounting and auditing. To the extent that Ernst & Young LLP audits and reports on consolidated financial statements of Lehman Brothers Holdings issued at future dates, and consents to the use of their report thereon, such consolidated financial statements also will be incorporated by reference in the registration statement in reliance upon their report given on said authority.

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                                  $500,000,000

                         LEHMAN BROTHERS HOLDINGS INC.

               FLOATING RATE CONVERTIBLE NOTES DUE APRIL 1, 2022

                               ------------------

                             PROSPECTUS SUPPLEMENT
                                 MARCH 21, 2002
                          (INCLUDING PROSPECTUS DATED
                                 JUNE 14, 2001)
                             ---------------------

                                LEHMAN BROTHERS